Exhibit 10.13

JOINT VENTURE OPERATING AGREEMENT

OF

PHOTRONICS DNP MASK CORPORATION

between

PHOTRONICS, INC.

and

DAI NIPPON PRINTING CO., LTD.

Dated as of November 20, 2013

6.5	Service Provider Documents	29
6.6	Compensation and Benefits	30
ARTICLE 7. DISPOSITION AND TRANSFERS OF INTERESTS		30
7.1	Holding of Shares	30
7.2	Transfer Moratorium	30
7.3	Purchase and Sale of Remaining Interest	32
7.4	Change in Control	34
7.5	Purchase and Sale Agreement	35
ARTICLE 8. [INTENTIOANLLY DELETED]		35
ARTICLE 9.		35
9.1	Term of this Agreement	35
9.2	Termination and Cross-termination	35
9.3	Right of Terminating Party	36
ARTICLE 10. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		37
10.1	Limitations	37
10.2	Exclusive Causes	37
10.3	Effect of Dissolution	38
10.4	Loss of the Company	38
10.5	Liquidation	39
10.6	Dissolution	39
ARTICLE 11. DISTRIBUTIONS		40
11.1	Use of Cash	40
11.2	Distributions Upon Liquidation	40
11.3	Withholding	40
11.4	Distributions in Kind	41
11.5	Limitations on Distributions	41
ARTICLE 12. MISCELLANEOUS		41
12.1	Amendments	41
12.2	No Waiver	41
12.3	Entire Agreement	42
12.4	Further Assurances	42
12.5	Notices	42
12.6	Governing Law	42
12.7	Construction; Interpretation	43
12.8	Rights and Remedies Cumulative	43
12.9	No Assignment; Binding Effect	43
12.10	Severability	43
12.11	Counterparts	44
12.12	Dispute Resolution; Arbitration	44
12.13	Third-Party Beneficiaries	45
12.14	Specific Performance	45
12.15	Consequential Damages	46
12.16	Fees and Expenses	46

SCHEDULES

Schedule A	List of Transaction Documents

Schedule B	Overseas Customers

Schedule C	Shareholders and Percentage Interest

Schedule D	Majority Board Control Items

Schedule E	Insurance Policies At Closing

Schedule F	List of Actions Requiring A Supermajority Vote of Shareholders

Schedule G	List of Actions Requiring A Supermajority Vote of Directors

Schedule H	Initial Business Plan

Schedule I	Form of Articles of Incorporation

Schedule J	Competitors

JOINT VENTURE OPERATING AGREEMENT

OF

PHOTRONICS DNP MASK CORPORATION

This JOINT VENTURE OPERATING AGREEMENT (together with the Schedules, as amended or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 20th day of November, 2013, by and between Photronics, Inc., a corporation organized under the laws of the state of Connecticut, U.S.A, with its principal place of business at 15 Sector Road, Brookfield, Connecticut, U.S.A. (“Photronics”) and Dai Nippon Printing Co., Ltd., a corporation organized under the laws of Japan with its principal place of business at 1-1, Ichigaya Kagacho 1-chome, Shinjuku-ku, Tokyo, Japan (“DNP”), with respect to Photronics DNP Mask Corporation, whose name as of the date of this Agreement is Photronics Semiconductor Mask Corporation (the “Company”), a company limited by shares organized and formed under the Company Act of the Republic of China (the “Act”) with its principal place of business at 1F, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan.

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1	Background

The Company was formed on October 6, 1997 under the Act and will become the joint venture entity contemplated by the Merger Agreement (the “Merger Agreement”) to be executed between the Company and DNP Photomask Technology Taiwan Co., Ltd., a corporation organized under the laws of the R.O.C., with its principal place of business at No. 6, Lising 7th Rd., East District, Hsinchu City, Hsinchu Science Park, Taiwan, R.O.C. Upon execution of the Merger Agreement, Photronics will be the sole Shareholder of the Company directly or indirectly, and upon the contributions contemplated under such Merger Agreement, DNP will also become a Shareholder of the Company. The rights and liabilities of the Shareholders shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. If any provision of this Agreement is prohibited or ineffective under the Act, this Agreement will be considered amended to the smallest degree possible in order to make such provision effective under the Act. The Shareholders and the Board of Directors shall also cause the Company to take corporate actions and make filings and recordings that are necessary or advisable to effectuate the aforesaid amendment.

1.2	Name

The name of the Company after the completion of the Merger contemplated under the Merger Agreement shall be (Photronics DNP Mask Corporation). The Board of Directors may change the name of the Company from time to time, in accordance with this Agreement and Applicable Law.

1.3	Principal Place of Business

The principal place of business of the Company will be located in IF, No. 2, Lising Road, Hsinchu City, Hsinchu Science Park, Taiwan.

1.4	Business Purpose

The purpose of the Company shall be the (a) development, fabrication and sale of integrated circuit photomasks and related services to (i) Taiwan based wafer fabrication manufacturers, (ii) wafer production facilities operating in Taiwan under the control of foreign companies and (iii) Overseas Customers (notwithstanding the above, if a Shareholder’s Percentage Interest is above eighty percent (80%), then such Shareholder may direct the Company to sell integrated circuit photomasks or other products or services to a customer based outside of Taiwan); (b) development, fabrication and sale of integrated circuit photomasks and related services for Overseas Customers or new customers (including overseas customers) other than specified in above (a) that are specifically set forth in the Business Plan as approved by the Board of Directors of the Company and in compliance with the other provisions of this Agreement; (c) entry into any other lawful business, purpose or activity in which a company limited by shares may be engaged under Applicable Law (including, without limitation, the Act) as the Shareholders may determine from time to time, subject to and in accordance with the terms of this Agreement; and (d) entry into any lawful transaction and engagement in any lawful activity in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement.

1.5	Term

The Company shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to, and as provided in, Article 10 of this Agreement.

1.6	Accounting Consolidation

1.6.1       The Shareholders confirm and agree that, for as long as Photronics and/or an Affiliate of Photronics holds more than fifty percent (50%) of Percentage Interest in the Company in the aggregate, the Company is intended to, and shall be treated as, a consolidated subsidiary of Photronics under United States and Taiwan GAAP. In the event that any term of this Agreement or any relationship, understanding or other agreement, including any Transaction Document, between or among, the Company, Photronics and DNP shall be inconsistent with any existing or future rule, principle or standard governing accounting consolidation of the Company’s financial results by Photronics under GAAP, then this Agreement or such relationship, understanding or other agreement shall be modified, terminated or waived (as the case may be) (each an “Accounting Amendment”) to the minimum extent necessary to grant, allow or permit accounting consolidation of the Company’s financial results by Photronics in accordance with Section 1.6.2.

1.6.2         Where Photronics believes that an Accounting Amendment may be necessary due to any existing or future rule, principle or standard under GAAP,

(a)	Photronics shall promptly notify DNP of the reasons for, and content of, any proposed Accounting Amendment in writing;

(b)	after Photronics’ above notification, Photronics and DNP shall use all reasonable efforts to negotiate with each other with a view to reaching a written agreement for the Accounting Amendment or other mutually acceptable solution, provided however, that, if no such agreement or solution is reached by Photronics and DNP within thirty (30) calendar days after Photronics’ above notification, (i) Photronics may, in its discretion, retroactively and/or prospectively, make the Accounting Amendment to the minimum extent reasonably deemed necessary by Photronics, and shall promptly notify the Company and DNP of the content of such Accounting Amendment in writing; and (ii) after Photronics exercises its discretionary power set forth in (i) above, if the Accounting Amendment concerned involves any change in the definition of and/or any of the actions requiring a Supermajority Vote of Directors as set forth in Schedule G hereof, the definition of and/or any of the actions requiring a Supermajority Vote of Shareholders as set forth in Schedule F hereof, and/or the number of board seats of DNP in the Company hereunder, DNP shall have a put option to sell all of its Shares to Photronics (the “Accounting Amendment Option”) at the price (the “Accounting Amendment Closing Price”) set forth below. DNP may, after the Accounting Amendment takes effect, exercise the Accounting Amendment Option by giving a twelve-month prior written notice to Photronics (the “Accounting Amendment Option Notice”) before the Accounting Amendment Closing (as defined below). The closing (the “Accounting Amendment Closing”) of the sale and purchase of DNP's Interest shall take place as soon as commercially practicable (taking into account the necessary funds raising arrangement by Photronics) without any undue delay and shall be within three (3) Business Days from all prior regulatory approvals or clearance have been obtained. The Accounting Amendment Closing Price shall be equal to the product of (X) the difference of (I) the Net Book Value of the Company Assets as of the last day of the Fiscal Month immediately prior to the date of the Accounting Amendment Option Notice, minus (II) the Net Book Value of the Company Liabilities as of the last day of the Fiscal Month immediately prior to the date of the Accounting Amendment Option Notice, divided by the number of issued and outstanding shares of the Company as of the date of the Accounting Amendment Option Notice, multiplied by the number of shares held by DNP as of the date of the Accounting Amendment Closing. The Accounting Amendment Closing Price shall be paid by, at Photronics option, (i) cash or (ii) a combination of cash and publicly traded shares of Photronics and/or loans from DNP to Photronics; provided that (x) in case of a payment via a combination of cash and publicly traded shares of Photronics and/or loans from DNP to Photronics, at least thirty percent (30%) of the Accounting Amendment Closing Price shall be paid by cash (for the avoidance of doubt, Photronics will not be required to pay more than thirty percent (30%) of the Accounting Amendment Closing Price in cash); (y) in case part of the Accounting Amendment Closing Price will be paid by publicly traded shares, the value of such share shall be determined on the basis of the closing price of such shares on the trading day immediately prior to the date of the Accounting Amendment Closing; and (z) in case part of the Accounting Amendment Closing Price will be paid in the form of loans from DNP to Photonics, the detailed terms and conditions of loans (including loan period, currency and applicable interests) will be discussed and agreed upon in writing between Photronics and DNP. In the event that Photronics desires to make a payment of the Accounting Amendment Closing Price via a combination of cash and publicly traded shares of Photronics and/or loans from DNP to Photronics, Photronics shall, within thirty (30) calendar days from the Accounting Amendment Option Notice, notify DNP of a proposal of payment conditions (including the ratio of each payment option), and the parties will discuss and determine the details for payment of the Accounting Amendment Closing Price. If Photronics fails to notify DNP of any proposal within the above- mentioned period, the payment for all the Accounting Amendment Closing Price shall be made via cash. At the Accounting Amendment Closing, DNP shall transfer all of its Interests in the Company to Photronics, free and clear of any liens or encumbrances, and Photronics shall pay the Accounting Amendment Closing Price to DNP by wire transfer of cash, loans from DNP to Photronics, and/or delivering publicly traded shares of Photronics, as applicable. At the Accounting Amendment Closing, DNP shall deliver to Photronics such instrument or instruments of conveyance as Photronics reasonably requests.

1.6.3          For the avoidance of doubt, for as long as Photronics and/or an Affiliate of Photronics holds more than fifty percent (50%) of Percentage Interest in the Company in aggregate, nothing contained herein is intended or shall allow DNP to (a) control the operations or assets of the Company in its sole discretion and (b) have the discretionary power to govern the financial, operating and personnel policies of the Company unless such actions as set forth in (a) and (b) immediately above are permitted under GAAP and agreed to between the parties hereto.

1.7	Transaction Documents

Contemporaneous with the execution of this Agreement, Photronics, DNP, their respective subsidiaries and the Company have entered into the agreements listed on Schedule A- 1 hereto and will have agreed to the final form and substance of the exhibits attached as Schedule A-2, as applicable (collectively, the “Transaction Documents”). The timing and execution of the Transaction Documents is governed by the Framework Agreement.

1.8	Ratification of Organizational Actions

When necessary, the Shareholders will, by a resolution adopted by the Shareholders’ meeting of the Company, authorize the Company, and ratify all action having been taken by or on behalf of the Company (including by its Officers) prior to the date hereof, to execute and deliver the Transaction Documents to which it is a party, including all certificates, agreements and other documents required in connection therewith.

1.9	Articles of Incorporation

The Shareholders agree that as of the completion of the Merger contemplated under the Merger Agreement, the Articles of Incorporation of the Company shall substantially be in the form attached hereto as Schedule I.

1.10	Compliance

For as long as Photronics and/or an Affiliate of Photronics hold more than fifty percent (50%) of Percentage Interest in the Company, the Company will comply with Photronics health and safety and environmental and corporate compliance policies, procedures, programs and standards. In the event the Company has any concerns about any compliance matters including but not limited to antitrust concerns the Company will consult with counsel for the Company.

1.11	Pre-Closing Liabilities

DNP agrees to be responsible for any and all DPTT Pre-Closing Liability, and Photronics agrees to be responsible for any and all PSMC Pre-Closing Liability.

ARTICLE 2.

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Accounting Amendment” is defined in Section 1.6.1.

“Accounting Amendment Closing” is defined in Section 1.6.2(b).

“Accounting Amendment Closing Price” is defined in Section 1.6.2(b).

“Accounting Amendment Option” is defined in Section 1.6.2(b).

“Accounting Amendment Option Notice” is defined in Section 1.6.2(b).

“Act” is defined in the preamble.

“Additional Contributions” is defined in Section 4.1.2(a).

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists. The parties acknowledge and agree that neither DNP nor Photronics is presently controlled by any other Person. Notwithstanding the foregoing, a Company Entity shall not be deemed to be an Affiliate of either DNP or Photronics, except where expressly provided in this Agreement.

“Agreement” is defined in the preamble.

“Annual Budget” is defined in Section 6.2.

“Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or its properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time.

“Board of Directors” means, at any time, the Board of Directors of the Company.

“Business” shall mean all activities related to or reasonably required in connection with the design, development fabrication and sale of integrated circuit photomasks.

“Business Day” means a full banking business day in the State of Connecticut, Japan and Taiwan.

“Business Plan” is defined in Section 6.2.

“Capital Contributions” means, with respect to any Shareholder, the total amount of cash and the initial agreed upon asset value of property (other than cash) contributed to the capital of the Company by such Shareholder.

“Cash” means cash and cash equivalents determined by the Board of Directors in good faith consistent with GAAP.

“Chairman of the Board” is defined in Section 5.5.

“Change in Control” shall be deemed to have occurred, with respect to Photronics or DNP, when:

(1)             Any “Person” or “group” (as defined below) is or becomes the “beneficial owner” (as defined below) of shares representing more than fifty percent (50%) of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of Photronics or DNP, as the case may be (the “Voting Stock”); or

(2)             Photronics or DNP (A) consolidates with or merges into any other Person or any other Person merges into Photronics or DNP, and in the case of any such transaction, the outstanding common stock of Photronics or DNP, as the case may be, is changed or exchanged into other assets or securities as a result, unless the stockholders of Photronics or DNP, as the case may be, immediately before such transaction own, directly or indirectly immediately following such transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (B) conveys, transfers or leases all or substantially all of its assets to any Person.

For the avoidance of doubt, the delisting of Photronics from the NASDAQ Stock Market standing alone, if occurs, does not constitute a Change in Control with respect to Photronics.

For the purpose of this definition, a “group” means two or more Persons who, acting for a common purpose, which act based on their mutual consent in the form of a contract, an agreement or others; and a “beneficial owner” means any Person who owns the shares or other assets under his/her/its own name or under the name of a third party (i.e. a nominee) where: (i) such Person (a) provides said shares or assets or (b) provides the funds to acquire such shares or assets to the nominee directly or indirectly; or (ii) the principal has the right to manage, utilize or dispose of the shares or assets held by the nominee; or (iii) entire or partial profits or losses of the shares or assets held under the name of the nominee are assumed by the principal.

“Change in Control Closing” is defined in Section 7.4.2.

“Change in Control Closing Price” is defined in Section 7.4.3.

“Change in Control Notice” is defined in Section 7.4.1.

“Company” is defined in the preamble.

“Company Accountant” shall mean initially Deloitte Touche LLP or such other independent accounting firm as appointed from time to time by the Board of Directors.

“Company Assets” means all direct and indirect rights and interests in real and personal property owned by the Company and its subsidiaries from time to time, and shall include both tangible and intangible property (including Cash). For the sake of clarity, “Company Assets” shall not be deemed to include any right or interest owned by Photronics or DNP or their respective Affiliates, including, without limitation, any rights licensed from third parties to Photronics or DNP unless authorized by such third parties.

“Company Entity” means the Company, or any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entities).

“Company Liabilities” means all direct and indirect liabilities and obligations of the Company and its subsidiaries from time to time including the aggregate undistributed amounts due to Shareholders to pay Taiwanese taxes on any income allocated to them. In determining the amount of such liabilities, any contingent liabilities, guarantees or other amounts that are not recorded on the Company’s consolidated balance sheet shall be included and reserved against at the fair probable value thereof as reasonably determined by the Board of Directors in accordance with GAAP.

“Directors” is defined in Section 5.1.3.

“DNP” is defined in the preamble.

“DNP Director” means any of the Directors designated by DNP to serve on the Board of Directors in accordance with Section 5.1.3.

“DPTT” means DNP Photomask Technology Taiwan Co., Ltd., a company limited by shares incorporated under the Act.

“DPTT Pre-Closing Liability” means any and all liabilities and claims arising against DPTT (whether or not made against DPTT or against the Company after the completion of the Merger as contemplated in the Merger Agreement) by any third party which are attributable to events occurred prior to the completion of the Merger as contemplated in the Merger Agreement and are not: (i) reflected in the latest financial statements of DPTT which were made available to Photronics prior to the execution of this Agreement; (ii) taken into consideration and reflected by the relevant adjustment(s) made under Exhibit 5-3 (NWC Proposal) of the Framework Agreement (excluding those that are not required to be taken into consideration thereunder); and (iii) otherwise indemnified by DNP pursuant to Section 12 of the Framework Agreement or recovered from third parties.

“Economic Interest” means a Person’s right to share in allocations of Net Profits, Net Losses and other items of income, gains, losses, deductions and credits hereunder and to receive distributions from the Company as set forth in this Agreement, but does not include any other rights of a Shareholder including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” means the date of the Closing (as defined in the Merger Agreement).

“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended.

“Fiscal Months” is defined in Section 5.12.1.

“Fiscal Quarters” is defined in Section 5.12.1.

“Fiscal Year” is defined in Section 5.12.1.

“Force Majeure” means any cause or causes beyond the reasonable control of the Company, including, but not limited to, acts of God, industrial disturbances, wars, terrorism, epidemics, blockages, embargoes, insurrections, riots, explosions, fires, earthquake, floods, perils of the sea.

“Framework Agreement” means the Joint Venture Framework Agreement of even date herewith executed by and between Photronics and DNP.

“GAAP” means generally accepted accounting principles in Taiwan and/or United States, as applicable, as in effect from time to time.

“GAAS” means generally accepted auditing standards in Taiwan and/or United States, as applicable, as in effect from time to time.

“General Manager” is defined in Section 5.14.1.

“Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-govemmental authority, instrumentality, court, government, stock exchange or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Increasing Shareholder” is defined in Section 5.4

“Indemnified Loss” is defined in Section 5.13.1.

“Indemnitee” is defined in Section 5.13.1.

“Interest” means the entire ownership interest of a Shareholder in the Company at any particular time, including without limitation, the Shareholder’s Shares and Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Shareholder may be entitled as provided in this Agreement, together with the obligations of such Shareholder to comply with all of the terms and provisions of this Agreement. An Interest may be expressed as a number of Shares.

“Liquidating Event” is defined in Section 10.2.

“Liquidators” is defined in Section 10.5.1.

“Majority Shareholder” is defined in Section 7.3.1.

“Management Advisory Committee” is defined in Section 5.15.

“Minority Closing” is defined in Section 7.3.2.

“Minority Closing Price” is defined in Section 7.3.3.

“Minority Shareholder” is defined in Section 7.3.1.

“Net Book Value” means, with respect to (i) any assets, the value thereof, net of accumulated depreciation, amortization and other adjustments, as would be included in a consolidated balance sheet of the entity owning such assets prepared in accordance with GAAP, (ii) any liabilities, the amount thereof as would be included in a consolidated balance sheet of the entity having the liabilities prepared in accordance with GAAP and (iii) any equity security of a Company Entity or other entity, the product of (x) the value of the assets of such entity, net of accumulated depreciation, amortization or other adjustments, as would be included in a consolidated balance sheet of the entity prepared in accordance with GAAP, minus the amount of the liabilities of such entity, as would be included in a consolidated balance sheet of such entity prepared in accordance with GAAP, multiplied by (y) a percentage equal to the percentage of the equity of such entity represented by such equity security. Any determination of Net Book Value shall be consistent with the historic GAAP methods, procedures and election used by the Company.

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period.

“Officer” is defined in Section 5.14.3.

“Overseas Customers” shall mean those existing customers of PSMC and DPPT designated on Schedule B.

“Percentage Interest” means, with respect to a Shareholder holding one or more Shares, its Interest in the Company as determined by dividing the number of Shares owned by such Shareholder by the total number of Shares of the Company then outstanding. For the purposes of this Agreement, the aggregate Percentage Interest of all entities directly or indirectly wholly owned by Photronics or DNP, as the case may be, shall be the basis for calculating the Percentage Interest of Photronics and DNP.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

“Photronics” is defined in the preamble.

“Photronics Director” means any of the Directors designated by Photronics to serve on the Board of Directors in accordance with Section 5.1.3.

“PSMC” means Photronics Semiconductor Mask Corporation, a company limited by shares incorporated under the Act.

“PSMC Pre-Closing Liability” means any and all liabilities and claims arising against the Company by any third party which are attributable to events occurred prior to the completion of the Merger as contemplated in the Merger Agreement and are not: (i) reflected in the latest financial statements of the Company which were made available to DNP prior to the execution of this Agreement; (ii) taken into consideration and reflected by the relevant adjustment(s) made under Exhibit 5-3 (NWC Proposal) of the Framework Agreement (excluding those that are not required to be taken into consideration thereunder); and (iii) otherwise indemnified by Photronics pursuant to Section 12 of the Framework Agreement or recovered from third parties.

“Reducing Shareholder” is defined in Section 5.4.

“Related Party Agreement” is defined in Section 5.18.

“Representative” is defined in Section 5.13.6(d).

“Required Funding Date” is defined in Section 4.1.2(a).

“Seconded Employees” is defined in Section 6.4.

“Service Provider Documents” is defined in Section 6.5.1

“Share” means equity interest of the Company issued pursuant to Article 3 of this Agreement. Shares may be issued in whole numbers of a fractional interest. As of the completion of the Merger contemplated under the Merger Agreement, the Shares are to be held by the Shareholders in accordance with Schedule C.

“Shareholder” means a Person owning Shares.

“Shortfall” means the dollar difference between a requested Additional Contribution and the actual amount a Shareholder pays of such Additional Contribution.

“Tax” or “Taxes” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Territory” means Taiwan.

“Transaction Documents” is defined in Section 1.7.

“Transfer” (including, with correlative meaning, the term “Transferred”) means, with respect to any Share or Economic Interest or portion thereof, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

“Supermajority Vote of Directors” means the unanimous affirmative vote or consent of all Directors of the Company present at a meeting of the Board of Directors, provided that the Percentage Interest of Photronics and DNP shall be at least twenty percent (20%) each.

“Supermajority Vote of Shareholders” means the unanimous affirmative vote or consent of all Shareholders of the Company present at a meeting of the Shareholders, provided that the Percentage Interest of Photronics and DNP shall be at least twenty percent (20%) each.

“Vice General Manager” is defined in Section 5.14.1.

“Voting Stock” is defined in the definition of “Change in Control.”

ARTICLE 3.

SHARES AND CAPITAL CONTRIBUTIONS

3.1	Authorized Shares

The Company is authorized to issue equity interests (which should be common shares with the par value at NT$10 per share) in the Company designated as “Shares”. The total number of authorized Shares and issued Shares of the Company as of the completion of the Merger contemplated under the Merger Agreement shall be set forth in the Merger Agreement.

3.2	Initial Capital Contributions and Share Issuance

The Shareholders acknowledge and agree that the names and address of each Shareholder, Percentage Interests of, and number of Shares owned by, the Shareholders as of the completion of the Merger contemplated under the Merger Agreement are as set forth on Schedule C.

3.3	Return or Redemption of Capital Contribution

Except as otherwise provided in this Agreement or approved by a Supermajority Vote of Shareholders: (a) no Shareholder shall demand or be entitled to receive a return of or interest on any portion of its Capital Contributions; and (b) no Shareholder shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions. Except as otherwise provided in this Agreement or approved by a Supermajority Vote of Board, the Company shall not redeem or repurchase the Shares of any Shareholder. Provided in all three cases that any such return, distribution or redemption that is permitted hereunder shall be pro rata based upon the Shareholders’ respective Percentage Interests and in compliance with Applicable Law.

3.4	Liability of Shareholders

Except as otherwise required by any non-waivable provision of the Act or other Applicable Law and except as provided in this Agreement or other agreements between the Company and one or more Shareholders or their Affiliates, no Shareholder shall be liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise solely by reason of being a Shareholder.

3.5	Revenue

The Shareholders hereby agree that the Company shall be the exclusive distribution mechanism and exclusive interface (interface includes but is not limited to communicating with the customer whether in person or via e-mail or phone, order entry, shipping product and product invoicing) with respect to all Products sold, services provided including but not limited to consulting services and product development agreements sold or implemented in the Territory for all customers of the Company and the Shareholders (provided however in the case of Photronics, Micron Technology, Inc. and its Affiliates shall be excluded from such exclusive distribution). The Shareholders further agree that neither Shareholder will meet with a customer of the Company in the Territory without at least one employee from the Company being present at such meeting.

ARTICLE 4.

FINANCING OF THE COMPANY

4.1	Types of Financing

4.1.1           General. The Shareholders expect the Company to be self funding. The Shareholders shall not be obliged to make any kind of additional investment (including the Additional Contributions, loan to the Company and guaranteeing a loan of the Company) into the Company upon or after the completion of the Merger contemplated under the Merger Agreement. Nevertheless, the Board of Directors shall be responsible for determining the type of financing required to fund the operations of the Company and will evaluate Capital Contributions from the Shareholders or incurring debt from the Shareholders or from public, private or bank markets, in each case as permitted under this Agreement; the Board of Directors will then decide on the type of funding that is in the best interests of the Company at the time of the decision.

4.1.2	Shareholder Contributions.

(a)          If the Board of Directors determines that the Company requires additional funding via a Capital Contribution from the Shareholders to the Company, the Shareholders shall have the right to make such Capital Contributions to the Company pro-rata based on such Shareholder’s Percentage Interest (the “Additional Contributions”) of up to NT$3,000,000,000 in aggregate during the four year period following the date of the completion of the Merger contemplated under the Merger Agreement, and up to NT$1,200,000,000 in any one year period during such four year period. Request for Additional Contributions shall be made by written notice by the Board of Directors, provided that if any of the Shareholders intends to cause the Board of Directors to approve an Additional Contributions, it shall notify the other Shareholder in writing and any such written notice shall include the amount of required Capital Contribution and the required funding date (“Required Funding Date”) to be approved by the Board of Directors and shall be sent to the other Shareholder at least ninety (90) calendar days prior to the relevant meeting of the Board of Directors. Such Required Funding Date shall correspond to the end of a Fiscal Month. All Additional Contributions shall be made in New Taiwan Dollars or equivalent in US Dollars. Where the Applicable Law grants employees of the Company any subscription rights and no exception in the Applicable Law is available to the Company, the Shareholders agree to use their best efforts to cause the employees of the Company to waive any rights they may have under the Applicable Law to subscribe to any additional Shares to be issued in connection with any Additional Contributions.

(b)          In the event that any Shareholder determines to contribute less than its Percentage Interest of any requested Additional Contribution, such Shareholder shall provide notice of such determination specifying the amount of such Additional Contribution it intends to make, if any. Such notice shall be provided to the Company and to the other Shareholder as soon as practicable after such determination is made, but in any event not less than twenty (20) Business Days prior to the Required Funding Date. Any failure or delay in providing such notice shall not affect the right of any Shareholder to refrain from providing such Additional Contribution, nor shall it result in any liability for damages. If a Shareholder fails to make the full amount of a requested Additional Contribution by the Required Funding Date set forth pursuant to Section 4.1.2(a), then the funding Shareholder may elect, in its discretion and to the fullest extent permitted by Applicable Law, to do any or a combination of the following (without duplication): (i) to fund all or part of the Shortfall and receive additional Shares under Section 4.1.2(c); (ii) to fund all or part of the Shortfall as a loan on market terms and conditions; (iii) to reduce the amount of the funding Shareholder’s Additional Contribution by an amount equal to the Shortfall and, if such amount was previously advanced to the Company, have the Company pay back such amount to the funding Shareholder; or (iv) to require the Company to return to each Shareholder the full amount of the then requested Additional Contribution previously funded, provided that in no event shall any third party become a Shareholder of the Company as a result of an Additional Contribution without prior written consent of all existing Shareholders prior to such Additional Contribution.

(c)          In connection with any requested Additional Contribution, the Board of Directors shall determine the subscription price of the additional Shares equal to the Net Book Value of the Company’s Assets less the Company’s Liabilities, as of the date immediately prior to the date of the meeting of the Board of Directors approving the Additional Contributions, divided by the number of Shares outstanding immediately prior to the date of the meeting of the Board of Directors approving the Additional Contributions.

ARTICLE 5.

MANAGEMENT

5.1       Board of Directors

5.1.1     Powers. Except as otherwise required by any non-waivable provision of the Act or other Applicable Law or expressly provided in this Agreement, all management powers over the business, property and affairs of the Company are exclusively vested in a board of directors (the “Board of Directors”), and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Company or otherwise to bind, act or purport to act on behalf of the Company in any manner. Subject to any non-waivable provision of Applicable Law and the limitations set forth in this Agreement, the Board of Directors shall have all the rights and powers that may be possessed by the Board of Directors under the Act, which shall include, without limitation, the power to incur indebtedness, the power to enter into agreements and commitments of all kinds, the power to manage, acquire and dispose of Company Assets, and all ancillary powers necessary or convenient to the foregoing. Without limiting the general authority granted by the immediately preceding sentence, the majority of the Board of Directors shall have the authority set forth on Schedule D hereto. The Board of Directors may also designate one or more persons to open bank accounts and conduct other banking business on behalf of the Company. The Directors shall devote such time to the business and affairs of the Company as is reasonably necessary for the performance of their duties, but shall not be required to devote full time to the performance of such duties.

5.1.2     Evaluation of General Manager. The Board of Directors will be responsible for supervision and evaluation of the Company’s General Manager on an ongoing basis, including at least an annual review of his or her performance to ensure he or she is acting in accordance with prudent business practices.

5.1.3     Number of Directors; Appointment of Directors. Both parties shall cause the Company to hold an extraordinary general shareholders’ meeting not later than on the 15th calendar day (or a later day agreed by both parties) after the completion of the Merger contemplated under the Merger Agreement to elect some or all Directors and supervisors of the Company and such members shall have the same term of office as provided below. The Board of Directors shall consist of seven (7) individuals (each such individual, a “Director”) and the term of their office shall be three (3) years. Subject to Sections 5.2 and 5.3 below, in the aforesaid extraordinary genera] shareholders’ meeting and subsequent general shareholders’ meetings of the Company in which the Directors are to be re-elected, four (4) of the representatives appointed by Photronics and three (3) of the representatives appointed by DNP shall be elected as the Directors. If a Director resigns (including by death or retirement) or is removed either by the Shareholder who appointed such Director as provided for under the Act or in accordance with Section 5.2 or 5.3, each newly appointed Director shall hold office for the remaining term of the replaced Director. Each Shareholder having the right to nominate a Director pursuant to this Section 5.1.3 shall have the right, in its sole discretion, to remove such Director at any time, by delivery of written notice to the Company with a copy to each of the other Shareholder and the Director(s) to be removed. In the case of a vacancy in the office of a Director for any reason (including by reason of death, resignation, retirement, expiration of such Director’s term or removal pursuant to the preceding sentence), the vacancy shall be filled by the Shareholder that nominated the Director in question; provided, however, that in the case of a vacancy created due to a change in a Shareholder’s Percentage Interest as described in Section 5.2 or 5.3, such vacancy shall be filled in accordance with Section 5.2 or 5.3. Each Shareholder shall notify the other Shareholder and the Company of the name, business address and business telephone, e-mail address and facsimile numbers of each Director that such Shareholder has nominated. Each Shareholder shall promptly notify the other Shareholder and the Company of any change in such Shareholder’s nominated Director or of any change in their Director’s address or other contact information.

5.2	Effect of Reduction in Photronics’ Percentage Interest on Photronics Directors

Subject to Section 5.4 below, the number of Directors that Photronics can appoint to or maintain on the Board of Directors shall depend on Photronics Percentage Interest as follows:

Photronics’s Percentage Interest	Number of Photronics Directors
> 80%	7
> 50% and ≤ 80%	4
≥ 20% and ≤ 50%	3
> 0% and < 20%	0

5.3	Effect of Reduction in DNP’s Percentage Interest on DNP Directors

Subject to Section 5.4 below, the number of Directors that DNP can appoint to or maintain on the Board of Directors shall depend on DNP Percentage Interest as follows:

DNP’s Percentage Interest	Number of DNP Directors
> 80%	7
> 50% and ≤ 80%	4
≥ 20% and ≤ 50%	3
> 0% and < 20%	0

5.4	Procedure.

If either Shareholder’s Percentage Interest should be below any of the threshold levels set forth in Sections 5.2 or 5.3 above more than three (3) months and if such Shareholder (the “Reducing Shareholder”) then has more designees serving on the Board of Directors than the number to which it is entitled, such Reducing Shareholder shall immediately identify by written notice to the Company with a copy to the other Shareholder (the “Increasing Shareholder”) the designee or designees on the Board of Directors that will cease serving on the Board of Directors, and each such designee shall thereupon cease to be a Director or member of the Board of Directors. If such Reducing Shareholder fails to make such designation within five (5) Business Days after written demand by the Increasing Shareholder, the Increasing Shareholder may for and on behalf of the Reducing Shareholder and its designee(s) (and the Reducing Shareholder hereby, and shall cause its designee(s) to, irrevocably authorize the Increasing Shareholder to) designate by written notice to the Company with a copy to the Reducing Shareholder one or more (as appropriate) of the Reducing Shareholder’s designees on the Board of Directors that will cease serving on the Board of Directors and each such designee shall thereupon cease to be a Director or member of the Board of Directors. Upon the written notice described in either of the immediately preceding two sentences, the Shareholders agree to collaborate to cause the Board of Directors to convene a meeting of the Shareholders as soon as practicable to fill the vacancies created by such removals in accordance with the provisions of Sections 5.2 and 5.3. Similarly, if a Shareholder whose Percentage Interest fell below any threshold level set forth in Section 5.2 or 5.3 subsequently increases its Percentage Interest above any such level, the process shall be reversed.

5.5	Chairman and Vice-Chairman

A Chairman of the Board of Directors (the “Chairman of the Board”) shall preside at all meetings of the Board of Directors. The Chairman of the Board shall be selected from and among the Directors appointed by Photronics; provided, however, that if the Percentage Interest of Photronics falls below fifty percent (50%) more than three (3) months, then the Chairman of the Board shall be selected from and among the Directors appointed by DNP if DNP’s Percentage Interest is above fifty percent (50%) or otherwise by the Board of Directors. If a Shareholder whose Percentage Interest fell below fifty percent (50%) subsequently increases its Percentage Interest above fifty percent (50%), such Shareholder shall have the right to appoint the Chairman of the Board again. A Vice-Chairman of the Board of Directors (the “Vice- Chairman of the Board”) shall be selected from and among the Directors appointed by DNP provided that DNP’s Percentage Interest shall not fall below twenty percent (20%); provided, however, that in the case where the Chairman of the Board is selected by DNP in accordance with the foregoing, then the Vice-Chairman of the Board shall be selected from and among the Directors appointed by Photronics provided that Photronics’ Percentage Interest shall not fall below twenty percent (20%).

5.6	Meetings of Shareholders and of the Board of Directors; Quorum

5.6.1     Shareholder Meetings. At any time, and from time to time, the Board of Directors may call meetings of the Shareholders. Special meetings of the Shareholders for any proper purpose or purposes may be called at any time by the Board of Directors. Written notice of any such meeting shall be given to all Shareholders. No less than twenty (20) calendar days’ written notice shall be given for an annual meeting of the Shareholders and no less than ten (10) calendar days’ written notice shall be given for any special meetings of the Shareholders. Each meeting of the Shareholders shall be conducted by the Chairman of the Board of Directors. Where the Chairman of the Board is on leave or cannot exercise his power and authority for any cause, the meeting of the Shareholders shall be conducted by the Vice-Chairman of the Board, or any designee appointed in accordance with the Act. Each Shareholder may authorize any Person by written proxy to act for it or on its behalf on all matters in which the Shareholder is entitled to participate. Each proxy must be signed by a duly authorized officer of the Shareholder. All other provisions governing or otherwise relating to the convening of meetings of the Shareholders shall from time to time be established in the sole discretion of the Board of Directors (acting reasonably). Each of the Shareholders shall have the obligation to attend the meeting of the Shareholders, whether in person or by proxy, for the purpose of the quorum, provided that nothing in the foregoing shall be construed to restrict any Shareholder on how to exercise its voting rights (including abstaining from voting). In the event that any of the Shareholders fails to attend a meeting of the Shareholders due to reasons other than those that are unattributable to such Shareholder or its representative(s) (including, without limitation, Force Majeure, accident and illness) and taking into account that such Shareholder should use its best efforts to issue a proxy for such meeting, resulting in a failure of reaching a quorum, it shall be deemed as a material breach of this Agreement and bad faith of such Shareholder in performing its obligations hereunder.

5.6.2      Board Meetings. The Board of Directors shall hold meetings at least once every Fiscal Quarter. Unless a higher quorum is required by Applicable Law, the presence of four (4) Directors, in each case, in person or by video conference, shall be necessary and sufficient to constitute a quorum for the purpose of taking action by the Board of Directors at any meeting of the Board of Directors. Each Director may authorize any other Director by written proxy to act for or on behalf of such Director on all matters in which such Director is entitled to participate. Each Shareholder shall be responsible for the expenses of the Director(s) appointed by such Shareholder in connection with all meetings of the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such other duties and responsibilities as may be assigned to him or her by the Board of Directors. The Chairman of the Board must include any item submitted by a Shareholder or General Manager for consideration at a meeting of the Board of Directors, may not cut off debate on any matter being considered by the Board of Directors and shall call for a vote on any matter at the request of any Director or General Manager. Each of the Directors shall have the obligation to attend each of the meetings of the Board of Directors, whether in person or by proxy, for the purpose of the quorum, provided that nothing in the foregoing shall be construed to restrict any Director on how to exercise his/her voting rights (including abstaining from voting). In the event that any of the Directors fails to attend two meetings of the Board of Directors consecutively due to reasons other than those that are unattributable to such Director or its proxy (including, without limitation, Force Majeure, accident and illness) and taking into account that such Director should use his/her best efforts to issue a proxy for such meeting, resulting in failure of reaching a quorum, it shall be deemed as a material breach and bad faith of the Shareholder who nominates such Director in performing such Shareholder’s obligations hereunder.

5.6.3      Notice; Waiver. Except in the case of emergency as provided under the Act, the regular quarterly meetings of the Board of Directors described in Section 5.6.2 shall in principle be held upon not less than seven (7) Business Days’ written notice. Additional meetings of the Board of Directors may be held upon the request of any Director to the Chairman of the Board, upon not less than seven (7) Business Days’ written notice (which may be given, to the extent permitted by Applicable Law, via confirmed facsimile, confirmed e-mail or other manner provided for in Section 12.5). No action taken by the Directors at any meeting shall be valid unless the requisite quorum is present.

5.6.4      Voting of Directors. Except as otherwise expressly provided in this Agreement and/or Applicable Law, all actions, determinations or resolutions of the Board of Directors shall require the affirmative vote or consent of a majority of the Board of Directors present at any meeting at which a quorum is present. Each Director shall be entitled to one (1) vote, and Directors shall be entitled to cast their vote through proxies.

5.6.5      Meetings. All meetings of the Board of Directors or the Shareholders shall be conducted in English. Directors and their proxies shall have the right to participate in all meetings of the Board of Directors by means of a video conference or similar communications equipment by means of which all persons participating in the meeting can see and hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

5.6.6      Reliance by Third Parties. For convenience and subject to Applicable Laws, each party agrees that any Person dealing with the Company, Photronics Director, DNP Director, or any Officer may rely upon a certificate signed by any one Photronics Director and one DNP Director as to: (a) the identity of any Director or Officer; (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Directors or Officers or in any other manner germane to the affairs of the Company; (c) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, Photronics, DNP, any Director or any Officer.

5.7	Supervisors

The Company shall have two (2) supervisors. Each of Photronics and DNP shall be entitled to designate one (1) representative to be elected as the supervisor.

5.8	Actions Requiring a Supermajority Vote of Shareholders

Notwithstanding the provisions of Section 5.6.4 or any other provisions of this Agreement, the Company may not, and no Shareholder or Director may cause the Company to, take any of the actions specified in Schedule F (or any other action specified in this Agreement as requiring a Supermajority Vote of Shareholders) without obtaining the Supermajority Vote of Shareholders.

5.9	Actions Requiring a Supermajority Vote of Directors

Notwithstanding the provisions of Section 5.6.4 or any other provisions of this Agreement, the Company may not, and no Shareholder or Director may cause the Company to, take any of the actions specified in Schedule G (or any other action specified in this Agreement as requiring a Supermajority Vote of Directors) without obtaining the Supermajority Vote of Directors.

5.10	Compensation of Directors and Supervisors

The Directors and supervisors shall not be entitled to any compensation in their capacities as Directors and supervisors unless otherwise agreed upon in writing by all of the Shareholders.

5.11	Other Activities

Subject to Applicable Law and the provisions of the Transaction Documents, the Shareholders, their respective Affiliates and the Directors may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. Neither the Company nor any Shareholder, Affiliate of a Shareholder, or Director shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Shareholder or its Affiliates (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

5.12	Accounting; Records and Reports

5.12.1   Accounting and Fiscal Year. The books, records and accounts of the Company, including for all applicable tax purposes, will be maintained in accordance with such methods of accounting as shall be reasonably determined by the Board of Directors. The fiscal year of the Company (“Fiscal Year”), including each of the fiscal quarters (the “Fiscal Quarters”) and each of the fiscal months (“Fiscal Months”) thereof, shall correspond to that of Photronics for as long as Photronics and/or an Affiliate of Photronics hold more than fifty percent (50%) of Percentage Interest in the Company in the aggregate.

5.12.2   Books and Records. The Board of Directors shall cause to be kept, at such location as the Board of Directors shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements and other financial activities of the Company in accordance with Photronics’ record retention policies for as long as Photronics and/or an Affiliate of Photronics hold more than fifty percent (50%) of Percentage Interest in the Company in the aggregate. The Board of Directors shall also cause to be kept at such location copies of each of the following:

(a)         a current list of the full name and last known address of each Shareholder, and the capital account, number of Shares and Percentage Interest held by each Shareholder;

(b)         a current list of the full name and last known address of each Director;

(c)         the Articles of Incorporation of the Company, including any amendments to the Articles of Incorporation;

(d)         the Company’s federal, state and local income tax returns and reports, if any, for the seven (7) most recent Fiscal Years;

(e)         this Agreement and any amendments to this Agreement;

(f)          financial statements of the Company for the five (5) most recent Fiscal Years; and

(g)         minutes of all meetings of the Board of Directors and the Shareholders.

5.12.3    Reports. The Board of Directors shall also cause to be sent to each Shareholder of the Company, the following:

(a)         within forty-five (45) days after the Effective Date, the Company shall provide each Shareholder with an unaudited balance sheet of the Company as of the Effective Date;

(b)         within one hundred eighty (180) days following the end of each Fiscal Year, such information as may be reasonably required by the Shareholders for preparation of their respective federal, state and local income or franchise tax returns;

(c)         a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year, concurrent with the filing of such returns;

(d)         within seventy five (75) days after the end of each Fiscal Year, the Company shall provide each Shareholder with an audited balance sheet, income statement and statement of cash flows for and as of the last day of the Fiscal Year then ended, prepared in accordance with GAAP and audited in accordance with GAAS as well as such other financial information as any Shareholder may reasonably request to enable such Shareholder and its Affiliates to prepare their consolidated quarterly and annual financial statements;

(e)          within forty five (45) days after the end of each Fiscal Quarter or Fiscal Year, the Company shall provide each Shareholder with an unaudited balance sheet, income statement and statement of cash flows for and as of the last day of the year or quarter (as appropriate) then ended, prepared in accordance with GAAP, as well as such other financial information as any Shareholder may reasonably request to enable such Shareholder and its Affiliates to prepare their consolidated quarterly and annual financial statements; and

(f)           within a reasonable period of time, notice of any material litigation filed against the Company or any written claim by a Governmental Authority of any material violation of any state, federal or foreign law, statute, rule or regulation.

If Japanese generally accepted accounting principles have been amended, both parties agree that; (a) the time limit set forth in this Section 5.12.3 shall be amended accordingly, and to the extent DNP deems reasonably necessary, by the notice from DNP to the Company, and (b) both parties shall cause the Company to use all reasonable efforts to send all necessary financial information as DNP may reasonably request to enable DNP and its Affiliates to prepare their consolidated quarterly and annual financial statements.

5.12.4   Access to Company Books and Records.

(a)          To the extent not in violation of Applicable Law, the terms of the Transaction Documents and the Company’s confidential obligations (statutory or contractual) to third parties, Shareholders (personally or through an authorized representative) may, for purposes reasonably related to their interests in the Company, during reasonable business hours (i) examine and copy (at their own cost and expense) the books and records of the Company, including the records listed in Section 5.12.2, and (ii) have access to the Company’s management, internal and external accountants and attorneys, plans, properties and other assets to conduct investigations regarding the Business and assets of the Company at such Shareholder’s sole expense, and the Company shall reasonably cooperate with such Shareholder in such investigations. Any information obtained as a result of this Section 5.12.4 shall be used by a Shareholder solely for purposes reasonably related to such Shareholder’s participation in the Company and shall be subject to Section 5.16 of this Agreement.

(b)          Any Shareholder’s request for documents or request to inspect or copy documents or have access to the Company’s management, plans, properties and other assets under this Section 5.12.4 (i) may be made by that Shareholder or that Shareholder’s authorized representative and (ii) shall be made in writing to the General Manager and shall state the purpose of such demand. If a Shareholder is not satisfied with the response of the General Manager, the Shareholder may make such request to the Management Advisory Committee and/or the Board of Directors.

5.13	Indemnification and Liability of the Directors

5.13.1    Indemnification. The Company shall indemnify and hold harmless each Director, the General Manager and all other Officers (individually, an “Indemnitee”) to the fullest extent permitted by Applicable Law from and against any and all losses, claims, demands, costs, damages, liabilities, whether joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (each an “Indemnified Loss”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved as a defendant, or threatened to be involved as a defendant (other than all claims, demands, actions, suits or proceedings brought by the Shareholder who nominated such Director, if applicable), relating to the performance or nonperformance of any act concerning the activities of the Company or by reason of the Indemnitee’s status as a Director, General Manager or Officer, as applicable, regardless of whether the Indemnitee retains such status at the time any such Indemnified Loss is paid or incurred, if (a) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (b) the Indemnitee’s conduct did not constitute an act or omission which involved intentional misconduct or a knowing violation of the law or gross negligence. The termination of an action, suit or proceeding by judgment, order, or settlement shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (a) or (b) above.

5.13.2   Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 5.13 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding.

5.13.3    Company Expenses. Any indemnification provided hereunder shall be satisfied solely out of the Company Assets, as an expense of the Company. No Shareholder shall be subject to liability by reason of these indemnification provisions.

5.13.4   No Other Rights. The provisions of this Section 5.13 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person; provided, however, that the indemnification rights provided in this Section 5.13 will inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

5.13.5    No Liability. No Indemnitee shall be liable to the Company or to any Shareholder for any losses sustained or liabilities incurred as a result of any act or omission of any Indemnitee if (a) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, and (b) the Indemnitee’s conduct did not constitute an act or omission which involved intentional misconduct or a knowing violation of the law or gross negligence.

5.13.6   No Fiduciary Duties.

(a)                  In connection with the determination of any and all matters presented for action to the Shareholders, the Board of Directors or the Management Advisory Committee, as applicable, the Shareholders acknowledge and agree that each Shareholder will be acting on its own behalf and each Representative serving on the Board of Directors or the Management Advisory Committee will be acting on behalf of the Shareholder that appointed such Representative, to the fullest extent permitted by Applicable Law.

(b)                 Each Shareholder may act, and, to the fullest extent permitted by Applicable Law, will be protected for acting, in its own interest (subject to the express terms of any contract entered into by such Shareholder) without regard to the interest of the other Shareholder, and, subject to Section 5.13.6(c), each Representative may act, and, to the fullest extent permitted by Applicable Law, will be protected for acting, at the direction or control of, or in a manner that such Representative believes is in the best interest of, the Shareholder that appointed the Representative without regard to the interest of the other Shareholder.

(c)                  Each of the Shareholders hereby waives, and shall cause the Company to waive, on its own behalf and on behalf of each of its subsidiaries, to the fullest extent permitted by Applicable Law, any claim or cause of action against any Shareholder or Director or member of the Management Advisory Committee appointed by a Shareholder based on the determination of any and all matters presented for action to the Shareholders, the Board of Directors or the Management Advisory Committee, as applicable; provided, however, the foregoing will not limit any Shareholder’s obligation under, or liability for, breach of the express terms of this Agreement, other Transaction Documents or any other agreement that they have entered into with the Company or any of its subsidiaries or the other Shareholder. Each of the Shareholders acknowledges that no Shareholder shall negotiate or enter into or request or otherwise cause the Company to negotiate or enter into any agreement or transaction that would result in such Shareholder or any of its Affiliates receiving any financial consideration or other tangible property incentive, payment or other form of financial consideration or other tangible property consideration from any Governmental Authority or Person based upon the Company’s taking an action (including hiring any employees, undertaking any construction or purchasing any equipment) or entering into such agreement or transaction other than as a Shareholder of the Company pursuant to this Agreement, and any Shareholder who receives any such consideration or other tangible property incentive, payment or other form of financial consideration or other tangible property consideration from any Governmental Authority or Person in respect of the Company’s activities, shall promptly convey such consideration or other tangible property incentive, payment or other form of financial consideration or other tangible property consideration from any Governmental Authority or Person to the Company as a supplemental Capital Contribution without consideration including any adjustment in the Shares or Economic Interest of, or balance of requested Additional Contribution owed by, such Shareholder.

(d)                 The term “Representative” shall mean, with respect to a Shareholder, the Directors and members of the Management Advisory Committee appointed by such Shareholder.

5.14	Officer

5.14.1  General Manager and Vice General Manager. The Company will have a general manager (the “General Manager”) to be selected by Photronics with input from the Board of Directors and DNP; provided, however, that if the Percentage Interest of Photronics falls below fifty percent (50%) for more than one (1) month, then the General Manager will be selected by DNP with input from the Board of Directors and Photronics if DNP’s Percentage Interest is above fifty percent (50%) or otherwise by the Board of Directors. If a Shareholder whose Percentage Interest fell below fifty percent (50%) subsequently increases its Percentage Interest above fifty percent (50%), such Shareholder shall have the right to appoint the General Manager again. The Company shall have a vice general manager (the “Vice General Manager”) to be selected by DNP with input from the Board of Directors and Photronics; provided, however, that in the case where the General Manager is selected by DNP in accordance with the foregoing, then the Vice General Manager shall be selected by Photronics with input from the Board of Directors and DNP. In the event the General Manager is unable to fulfill his duties as General Manager for any reason (including by reason of serious injury, illness or death), the Vice General Manager will take over the duties of the General Manager but will only do so until the next Board meeting at which time the General Manager will be appointed by Photronics or DNP, as the case may be, in accordance with the foregoing in this Section 5.14.1.

5.14.2   Duties and Powers of the General Manager. The General Manager shall, subject to the control of the Board of Directors, have general supervision, direction and control of the day-to-day affairs of the Company and shall report directly to the Board of Directors. Unless limited by the Board of Directors or this Agreement, he or she shall have the general powers and duties of management usually vested in the office of chief executive officer of corporations and shall have such other powers and duties as may be prescribed by the Board of Directors.

5.14.3  Other Officers; Employment; Removal. The Company may also have a chief financial officer, a secretary and such other officers as determined by the Board of Directors after input from the General Manager and the Vice General Manager, each of whom will be accountable to the General Manager (the General Manager, the Vice General Manager and any other officers elected in accordance with this Section 5.14.3, each, an “Officer” and collectively, the “Officers”). Subject to Section 5.14.1, the General Manager, the Vice General Manager and any other Officer may be removed at any time upon an affirmative vote of the majority of the Board of Directors and the consent of the Shareholder who appoints such Officer in question.

5.14.4     Duties and Powers of Chief Financial Officer. Any chief financial officer of the Company shall keep and maintain, or cause to be kept and maintained, books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. He or she shall disburse the funds of the Company as may be ordered by the Board of Directors and shall render to the Board of Directors at their request an account of all his or her transactions as chief financial officer and of the financial condition of the Company. Authorizations with respect to the Company’s depositories, disbursement of funds and related banking matters shall be as set forth in resolutions of the Board of Directors.

5.14.5     Duties and Powers of Vice General Manager. The Vice General Manager shall assist the General Manager and shall have such other powers and duties as may be prescribed by the Board of Directors from time to time after consultation with the General Manager and DNP or Photronics, who is entitled to appoint the Vice General Manager at that time. For the avoidance of doubt, the Vice General Manager, if selected by DNP in accordance with Section 5.14.1 above, shall be counted as one of the Two DNP Appointed Seconded Employees (as defined in Section 6.4 below).

5.14.6     Duties and Powers of Secretary.

(a)            Any secretary of the Company shall attend all meetings of the Board of Directors and all meetings of the Shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any standing committees when requested by such committee.

(b)            Any secretary of the Company shall keep, or cause to be kept, at the principal executive office or at the office of the Company’s transfer agent or registrar, as determined by resolution of the Board of Directors, a register, or a duplicate register, showing the names of all Shareholders and their addresses, Percentage Interests, the number and date of certificates issued for the same (if any), and the number and date of cancellation of every certificate surrendered for cancellation (if any).

5.14.7     General Provisions Regarding Officers.

(a)            The Board of Directors may, from time to time, designate Officers of the Company and delegate to such Officers such authority and duties as the Board of Directors may deem advisable and may assign titles (including, without limitation, president, vice-president and/or treasurer) to any such Officer. Unless the Board of Directors otherwise determines, if the title assigned to an Officer of the Company is one commonly used for Officers of a business corporation, then, subject to the terms of this Agreement, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are customarily associated with such office. Any number of titles may be held by the same Officer.

(b)            Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Directors for any reason or no reason whatsoever, with or without cause, or such Officer resigns.

5.15	Management Advisory Committee

The Shareholders will establish a management advisory committee (the “Management Advisory Committee”) relating to the following matters:

(a)            development of photomask technology roadmap, and establishment and prioritization of goals in the development of photomask technology for future process nodes;

(b)            advice to the Board of Directors on matters of strategic importance relative to the Company and those matters requiring formal resolution at the board level, including but not limited to the Company roadmap, Business Plan, Annual Budget, the Additional Contributions (which, in particular, shall be carefully discussed in the Management Advisory Committee), equipment strategy, product strategy and assessment, basic policies on employment, and inputs on the overall health and direction of the Company; and

(c)            review and discussion on the relevant matters that require a Supermajority Vote of Shareholders or Directors in accordance with Sections 5.8 and 5.9.

The composition of the Management Advisory Committee shall consist of six (6) members, three (3) members appointed by Photronics and three (3) members appointed by DNP, and such six (6) members may include the General Manager of the Company at the discretion of the appointed Shareholder. The Management Advisory Committee shall convene regular meetings consistent with the number of meetings of the Board of Director provided however the Management Advisory Committee shall generally meet one to three days in advance of the Board of Directors meeting. The Management Advisory Committee shall discuss the matters listed above. The Management Advisory Committee may at its own discretion put forth resolutions and vote on specific matters to be discussed at the subsequent meeting of the Board of Directors, and may also publish minutes of its meetings and submit such minutes to the Board of Directors, provided however that the Management Advisory Committee shall be an advisory capacity only and shall have no power to vote on or make any decisions with respect to any matters reserved to the Board of Directors; though not obligated to act on any input from the Management Advisory Committee, the Board of Directors will in good faith take inputs raised by the Management Advisory Committee into full consideration.

5.16	Non-Disclosure

The parties acknowledge and agree that Section 9 of the Framework Agreement shall be applied for the proprietary or nonpublic information disclosed by one party to another party in connection with this Agreement.

5.17	Maintenance of Insurance

The Company shall at all times be covered by insurance of the types and in the amounts set forth on Schedule E. Such insurance coverage may be provided through the coverage under one or more insurance policies maintained by the Company or by either Shareholder. A certificate of insurance will be provided by the Company to the Shareholders annually evidencing coverage.

5.18	Related Party Agreements

Photronics and DNP agree that (i) any contract, agreement, amendment, arrangement or understanding entered into after the date hereof between any Company Entity on the one hand, and either Shareholder (or any of their respective Affiliates) on the other hand (the “Related Party Agreement”), shall be on an arms-length basis; and (ii) Directors appointed by a Shareholder who or whose Affiliate is a party to a Related Party Agreement shall be deemed having a personal interest in such Related Party Agreement and shall refrain from voting on such Related Party Agreement at the relevant board meeting in accordance with the Act.

ARTICLE 6.

OPERATIONS

6.1	Headquarters

The Company’s world headquarters shall be in Taiwan.

6.2	Operations Plan; Annual Budget

The initial business plan of the Company will be a combined business plan including synergies and is attached hereto as Schedule H. From time to time, but in no event less frequently than annually, the Board of Directors may amend or update a business plan of the Company (collectively with the initial business plan referred to as the “Business Plan”). The Board of Directors will also be responsible for approving an annual budget (the “Annual Budget”) on at least an annual basis at the beginning of each fiscal year.

6.3	DPTT Employees

Unless otherwise agreed by Photronics and DNP, on or before thirty (30) calendar days before the completion of the Merger contemplated under the Merger Agreement, all employees of DPTT (other than Seconded Employees) shall be provided with an offer to become employees of the Company from and after the completion of the Merger contemplated under the Merger Agreement, which contain terms consistent with the following: (1) base monthly salary to be at least the same as each employee’s current base monthly salary at DPTT as reported to local authorities, (2) benefits to be substantially similar to benefits adopted by PSMC as of the date hereof, and (3) tenure to be the same as their tenure at DPTT. Before the offers to employees of DPTT are provided in accordance with this Section 6.3, DNP and DPTT shall have an opportunity to review the detailed terms and conditions of the offers to be provided to all of employees of DPTT, so that DNP/DPTT can confirm if such terms and conditions are made consistent with this Section and the Merger Agreement. Other than the employees who expressly deny acceptance of the offer in writing within ten (10) calendar days upon receipt of the offer, all the employees of DPTT (other than Seconded Employees) including their tenure at DPTT as of the date of completion of the Merger contemplated under the Merger Agreement shall be transferred to, and assumed by, the Company upon the completion of the Merger contemplated under the Merger Agreement.

6.4	Company Employees; Seconded Employees

The Company shall employ its own personnel and shall be their exclusive employer. In addition, certain other persons who are employed by a Shareholder or its Affiliates may be assigned by such Shareholder, to work for the Company (“Seconded Employees”). During the period of six (6) months from the Effective Date, the Company will pay all remuneration for the Seconded Employee. After the initial six month period from the Effective Date, if the Company decides to retain Seconded Employees, the Company will pay remuneration substantially equal to local pay grade customarily remunerated for their respective positions and DNP shall be responsible for all other remuneration and costs. During the term of this Agreement from the Effective Date, DNP shall have the right to appoint two Seconded Employees to be assigned for the Company (“Two DNP Appointed Seconded Employees”), one of the Two DNP Appointed Seconded Employees will be the Vice General Manager selected by DNP in accordance with Section 5.14.1. The Company will pay the Two DNP Appointed Seconded Employees all remuneration for the period of six months from the Effective Date. After the initial six month period, the Company will pay the Two DNP Seconded Employees substantially equal to local pay grade customarily remunerated for their respective positions and DNP shall be responsible for any remuneration and costs in excess of such local pay grade. If the Company does not desire but DNP desires to assign any Seconded Employees (other than the Two DNP Appointed Seconded Employees) to the Company, DNP shall seek the Company’s consent for assigning such Seconded Employees to the Company and the costs for such Seconded Employees shall be solely borne by DNP. Seconded Employees will not be considered employees of the Company but rather will be considered subcontractors of the Company. All Seconded Employees will be subject to stringent confidentiality obligations including executing a confidentiality agreement with the Company. All Seconded Employees will report directly to the General Manager and the Vice General Manager.

6.5	Service Provider Documents

6.5.1       The Company shall have policies applicable to, and ensure that all of its officers, employees and third-party independent contractors, third-party consultants, and other third-party service providers enter into appropriate agreements with respect to, (1) protection of confidential information of the Company, (2) compliance with Applicable Law, and (3) other matters related to the delivery of services to, or employment of such Person by, the Company or its Affiliates. The Company shall have policies applicable to, and ensure that all of its officers and employees enter into appropriate agreements with respect to intellectual property assignment, including invention disclosures, pursuant to which ownership to any intellectual property created in the course of employment with the Company or any of its Affiliates shall be assigned to the Company. The Company shall have policies applicable to, and ensure that all of its third-party independent contractors, third-party consultants, and other third-party service providers that create intellectual property in the course of performing services for the Company, enter into appropriate agreements with the Company with respect to the Company’s ownership of or the Company’s right to use such intellectual property. The forms referred to in this Section 6.5.1 are collectively referred to as the “Service Provider Documents.”

6.5.2       Notwithstanding any preceding provisions in this Section 6.5 or elsewhere, no Seconded Employee shall be required to sign any Service Provider Documents, except with respect to acknowledgement of and agreement regarding policies of the Company addressing conduct while performing services at the premises of the Company, such as workplace safety, but excluding matters relating to protection of confidential information of the Company and intellectual property assignment, which issues have been addressed in special Service Provider Documents. The Company shall be responsible for providing such Service Provider Documents, prepared by the Company for each Seconded Employees to the appropriate Seconded Employees, following up to make sure they are signed and for properly storing such forms; and each Shareholder shall cooperate with the Company to require their Seconded Employees to sign such special Service Provider Document when requested to do so by the Company.

6.6	Compensation and Benefits

The Company shall have compensation and benefits programs (including incentive compensation programs) for the employees of the Company (excluding, for this purpose, Seconded Employees) at its locations consistent with local practices, as determined by the Board of Directors or the General Manager, as applicable, and, to the extent required by law or this Agreement, approved by the Board of Directors.

ARTICLE 7.

DISPOSITION AND TRANSFERS OF INTERESTS

7.1	Holding of Shares

For so long as Photronics or DNP, directly or indirectly, owns Shares in the Company, Photronics or DNP, as applicable, must own and hold such Shares either (a) by itself or (b) through one or more wholly owned (including indirect wholly owned) subsidiaries.

7.2	Transfer Moratorium

7.2.1       Other than as specifically provided in this Section 7.2, no Shareholder may Transfer all or any portion of its Shares to any other Person without the prior written consent of the other Shareholder, nor shall Photronics or DNP without the prior written consent of the other, directly or indirectly, Transfer its ownership interest in any wholly owned subsidiary (including any indirect wholly owned subsidiary) that owns, directly or indirectly, the Shares held by Photronics or DNP, respectively, in each case other than (i) to a wholly owned (including indirect wholly owned) subsidiary, or (ii) in a Transfer by Photronics in connection with a Change in Control of Photronics, or in a Transfer by DNP in connection with a Change in Control of DNP, as the case may be, in compliance with the terms of Section 7.4 of this Agreement. For the avoidance of doubt, the parties agree that Photronics’ or its Affiliate(s)’ pledge of the Company’s Shares for Photronics’ or its Affiliate(s)’ loans existing as of the date hereof (including the revolving or renewal of the same or the new loans substitutive therefor) up to 163,969,000 Shares, in aggregate, is not subject to the restrictions under this Section 7.2.1, provided that a change in the ownership of any of such pledged shares as a result of the foreclosure by the pledgor shall constitute a material breach of this Agreement. The parties agree that the Transfer of Shares by a Shareholder in contravention of this Agreement shall be void and, among other matters, constitute a material breach of this Agreement. In the event of any purchase and sale of Shares as permitted under this Section 7.2, the parties thereto shall agree to amend this Agreement accordingly.

7.2.2       Transfer Notice. If any Shareholder proposes to Transfer any of its Shares, whether directly or indirectly (the “Selling Shareholder”), such Selling Shareholder shall promptly provide written notice (the “Transfer Notice”) to the other Shareholder (the “Non-Selling Shareholder”) describing in reasonable detail the proposed Transfer, including, without limitation, the number of Shares subject to the Transfer, the nature of the Transfer, the identity of the purchaser(s) and transferee(s), the amount and form of consideration to be paid, and the anticipated closing date of the Transfer. The Transfer Notice may be updated from time to time by the Selling Shareholder by a further written notice to the Non-Selling Shareholder. The Non-Selling Shareholder shall also receive any updates to the terms of the proposed Transfer and shall have the right to obtain any information it reasonably requests from time to time in connection with the proposed Transfer.

7.2.3       Right of First Refusal. The Non-Selling Shareholder shall have a right to purchase all of the Shares subject to the proposed Transfer at the same price and upon the terms and conditions specified in the Transfer Notice, by giving a written response notice to the Selling Shareholder within thirty (30) days from the date of receipt of the Transfer Notice (or, if applicable, the date of receipt of the final update to the Transfer Notice). A failure by the Non-Selling Shareholder to provide a response notice within such thirty (30) day period shall be deemed to constitute a decision by such Shareholder not to exercise its right to purchase the Shares subject to the proposed Transfer.

7.2.4       Co-Sale Right. In the event that the Non-Selling Shareholder does not wish to exercise its right of first refusal, the Non-Selling Shareholder shall have the right to participate in the proposed Transfer by selling any or all of its Shares to the proposed purchaser(s) or transferee(s), on the same terms and conditions as specified in the Transfer Notice. Such right to participate shall be exercised by the Non-Selling Shareholder in a written response to the Selling Shareholder within (30) days from the date of receipt of the Transfer Notice (or, if applicable, the date of receipt of the final update to the Transfer Notice), stating the number of Shares of the Non-Selling Shareholder that such Non-Selling Shareholder wishes to sell to the proposed purchaser(s) or transferee(s) (the “Response Shares”). In the event that the proposed purchaser(s) or transferee(s) do not wish to acquire all of the Response Shares, then the Non-Selling Shareholder shall be entitled to sell such number of Shares equal to the Percentage Interest of the Non-Selling Shareholder times the total number of Shares subject to the proposed Transfer.

7.2.5      The sale of all Response Shares and, if applicable, remaining Shares subject to the Transfer Notice, and full payment therefor, shall be completed within thirty (30) days after the anticipated closing date specified in the Transfer Notice (or as updated pursuant to Section 7.2.2 above). In the event that such purchase and sale is not completed within such thirty (30) day period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Non-Selling Shareholder in accordance with this Section 7.2.

7.2.6      In the event that the Non-Selling Shareholder does not exercise any right under Section 7.2.3 or 7.2.4 above, the Selling Shareholder may Transfer any of its Shares subject to the Transfer Notice at the same price and upon the terms and conditions specified in the Transfer Notice, provided that the proposed Transfer shall be completed within thirty (30) days after the anticipated closing date specified in the Transfer Notice (or as updated pursuant to Section 7.2.2 above).

7.2.7      The restrictions set forth in this Section 7.2 shall not apply to any Transfers by a Selling Shareholder to one or more of its wholly owned (including indirectly wholly owned) subsidiaries as permitted under Section 7.1.

7.2.8      Notwithstanding anything to the contrary set forth herein, no Transfer shall take place between a Shareholder and any competitor as identified on Schedule J.

7.3	Purchase and Sale of Remaining Interest

7.3.1       If the Percentage Interest of a Shareholder (the “Minority Shareholder”) is twenty percent (20%) or less, and remains at or below twenty percent (20%) for more than six (6) consecutive months., the other Shareholder or a wholly owned subsidiary thereof (such other Shareholder or Affiliate thereof, the “Majority Shareholder”) shall have the option to purchase all of the remaining Interest of the Minority Shareholder at a purchase price equal to the Minority Closing Price, subject to the terms and conditions set forth below. The Majority Shareholder may exercise this purchase option by delivering a written notice of its intent to exercise to the Minority Shareholder. In addition, the Minority Shareholder shall have the option to sell all of the remaining Interest of the Minority Shareholder to the Majority Shareholder at a purchase price equal to the Minority Closing Price, subject to the terms and conditions set forth below. The Minority Shareholder may exercise this put option by delivering a written notice of its intent to exercise to the Majority Shareholder.

7.3.2       The closing of the purchase and sale of the Minority Shareholder’s remaining Interest (the “Minority Closing”) shall take place as of the last day of the Fiscal Month in which all prior regulatory approvals or clearance have been obtained (unless the last regulatory approvals or clearance is obtained within the last ten (10) days of the end of a Fiscal Month, in which case the Minority Closing shall take place on the last day of the first full Fiscal Month thereafter). Such Minority Closing shall take place at the principal office of the Company or at such other location as the Majority Shareholder and the Minority Shareholder may mutually determine. At the Minority Closing, (i) the Minority Shareholder shall transfer its remaining Interest in the Company to the Majority Shareholder, free and clear of any liens or encumbrances, (ii) the Majority Shareholder shall pay the Minority Shareholder the Minority Closing Price by, at the Majority Shareholder’s option, (a) cash, or (b) a combination of cash and publicly traded shares of the Majority Shareholder and/or loans from the Minority Shareholder to the Majority Shareholder; provided that (x) in case of a payment via a combination of cash and publicly traded shares of the Majority Shareholder and/or loans from the Minority Shareholder to the Majority Shareholder, at least thirty percent (30%) of the Minority Closing Price shall be paid by cash (for the avoidance of doubt, the Majority Shareholder will not be required to pay more than thirty percent (30%) of the Minority Closing Price in cash); (y) in case part of the Minority Closing Price will be paid by publicly traded shares of the Majority Shareholder, the value of such share shall be determined on the basis of the closing price of such shares on the trading day immediately prior to the date of the Minority Closing; and (z) in case part of the Minority Closing Price will be paid in the form of loans from the Minority Shareholder to the Majority Shareholder, the detailed terms and conditions of loans (including loan period, currency and applicable interests) will be discussed and agreed upon in writing between the Minority Shareholder and the Majority Shareholder. In the event that the Majority Shareholder desires to make a payment of the Minority Closing Price via a combination of cash and publicly traded shares of the Majority Shareholder and/or loans from the Minority Shareholder to the Majority Shareholder, the Majority Shareholder shall notify the Minority Shareholder of a proposal of payment conditions (including the ratio of each payment option) in its purchase option notice or within thirty (30) calendar days from its receipt of the put option notice from the Minority Shareholder, as applicable, and the parties will discuss and determine the details for payment of the Minority Closing Price. If the Majority Shareholder fails to notify the Minority Shareholder of any proposal within the above-mentioned period, the payment for all the Minority Closing Price shall be made via cash; and (iii) the Minority Shareholder shall deliver to the Majority Shareholder such instrument or instruments of conveyance as the Majority Shareholder reasonably requests. The Majority Shareholder agrees to apply for all applicable regulatory approvals or clearance within thirty (30) days after receipt of such notice of put option from the Minority Shareholder.

7.3.3     Upon the Minority Closing, the Majority Shareholder shall pay to the Minority Shareholder a sum (the “Minority Closing Price”) equal to the product of (i) the difference of (a) the Net Book Value of the Company Assets as of the last day of the Fiscal Month immediately prior to the Minority Closing, minus (b) the Net Book Value of all Company Liabilities as of the last day of the Fiscal Month immediately prior to the Minority Closing, and (ii) the Percentage Interest of the Minority Shareholder at the time the option provided for in Section 7.3.1 is exercised. The Minority Closing Price shall be paid by wire transfer of cash, loans from the Minority Shareholder to the Majority Shareholder, and/or delivering publicly traded shares of the Majority Shareholder, as applicable.

7.4	Change in Control

7.4.1      The parties will provide at least sixty (60) days but no more than one hundred eighty (180) days notice (the “Change in Control Notice”) to the other Party of such proposed Change in Control; provided, that if such Change in Control is in connection with an unsolicited tender offer or proxy contest, then the parties will provide notice to the other party of such proposed Change in Control as promptly as practicable but in no event less than two (2) Business Days following the commencement of such tender offer or the notice to the Change in Control Party (defined in Section 7.4.2 below) of such proxy contest.

7.4.2      If Change in Control occurs to Photronics or DNP (respectively, the “Change in Control Party”), the other Shareholder (the “Change in Control Purchaser”) will have the right to purchase all of Shares of Change in Control Party at a cash purchase price equal to the Change in Control Closing Price, subject to the terms and conditions set forth below. The Change in Control Purchaser may exercise this purchase option by delivering a written notice of its intent to exercise to the Change in Control Party. This notice shall be provided no later than twenty-one (21) days following the Change in Control Purchaser’s receipt of the Change in Control Notice. The closing of the Change in Control Purchaser’s acquisition of the Shares of the Change in Control Party (the “Change in Control Closing”) shall take place on the later of: (i) on the date of Change in Control simultaneously with such Change in Control, or (ii) within three (3) Business Days from all necessary approval from Governmental Authority for Change in Control Closing has been obtained. Such Change in Control Closing shall take place at the principal office of the Company or at such other location as the Shareholders may mutually determine. At the Change in Control Closing, the Change in Control Party shall transfer its Shares in the Company to the Change in Control Purchaser, free and clear of any liens or encumbrances, and the Change in Control Purchaser shall pay the Change in Control Closing Price by wire transfer of cash to the Change in Control Party. At the Change in Control Closing, the Change in Control Party shall deliver to the Change in Control Purchaser such instrument or instruments of conveyance as the Change in Control Purchaser reasonably requests.

7.4.3      Upon the Change in Control Closing, the Change in Control Purchaser shall pay to the Change in Control Party, a sum equal to the product of (i) the difference of (a) the Net Book Value of the Company Assets recorded in the latest available financial statement of the Company of the Fiscal Month prior to the Change in Control Closing, minus (b) the Net Book Value of the Company Liabilities recorded in the latest available financial statement of the Company of the Fiscal Month immediately prior to the Change in Control Closing, and (ii) the Percentage Interest of the Change in Control Party at the time the option provided for in Section 7.4.2 is exercised. The price paid to the Change in Control Purchaser shall be referred to herein as the “Change in Control Closing Price”.

7.5	Purchase and Sale Agreement

In the event of any purchase and sale of Shares under Section 7.3 or 7.4, the parties thereto shall enter into a commercially reasonable agreement to implement such purchase and sale. The parties thereto shall also make the necessary amendments to this Agreement.

ARTICLE 8.

[INTENTIOANLLY DELETED]

ARTICLE 9.

TERM AND TERMINATION OF THIS AGREEMENT

9.1	Term of this Agreement

9.1.1      This Agreement shall enter into force as of the Effective Date, and remain in force throughout the duration of the Company if not terminated earlier as provided for in Section 9.1.2 or 9.2.1.

9.1.2      In the event that one of the Parties ceases to be Shareholder of the Company for any reason, this Agreement is automatically terminated.

9.2	Termination and Cross-termination

9.2.1      Notwithstanding Section 9.1, this Agreement may be terminated by either party at any time, upon notice given to the other party:

(a)       in the event of a material breach of this Agreement by such other party, which such other party has failed to effectively remedy within sixty (60) days of the notice issued by the non-breaching party;

(b)       in the event of the liquidation or winding up (whether voluntary or involuntary), bankruptcy, insolvency, moratorium, composition or subjection to other insolvency or quasi-insolvency procedure (whether or not judicially supervised), of or with respect to such other party, or the filing by such other party of an application with a view to being admitted or subjected to any such or other similar procedure or status, or the entering by such other party into voluntary negotiations with its creditors, or the conclusion between such other party and its creditors of voluntarily rescheduling or composition arrangements, in any jurisdiction;

(c)       in the event of the acquisition by the Government of control, requisitioning or commandeering in any jurisdiction of such other party, or of all or substantially all of such other party’s business or assets; or

(d)       in the event of such other party discontinuing, or being permanently or durably prevented or prohibited from continuing, its business or activities in any jurisdiction.

9.2.2       The parties agree that:

(a)       the termination of this Agreement shall not (unless otherwise specified in the Transaction Documents concerned) produce the automatic cross-termination of any of the Transaction Documents;

(b)       the termination of any of the Transaction Documents shall not produce the automatic cross-termination of this Agreement;

(c)       the party who terminates this Agreement in accordance with Section 9.2.1 above shall have the right to terminate any or all of the Transaction Documents, to which it is a party without any liability;

(d)       the termination of this Agreement shall not affect the respective rights and obligations of the parties having accrued prior thereto, under this Agreement; and

(e)       the termination rights, remedies and provisions arising from Applicable Laws shall, to the extent not waived or excluded hereby, cumulate with those specified under this Section 9.2.1.

9.3	Right of Terminating Party

The parties agree that the party who terminates this Agreement in accordance with Section 9.2.1 (the “Terminating Party”) shall have the right:

(a)       to claim against the other party (i) compensation for losses of the Terminating Party arising from the event listed in Section 9.2.1 and/or the termination in accordance with Section 9.2.1; and (ii) reimbursement in the amount equal to the Company’s loss arising from the event listed in Section 9.2.1 and/or the termination in accordance with Section 9.2.1 multiplied by the Terminating Party’s Percentage Interest; and

(b)      by giving the notice to the other party within thirty (30) days of termination of this Agreement, to (i) sell all of its Shares to the other Party at the price of (x) a sum equal to the product of (i) the difference of (a) the Net Book Value of the Company Assets as of the last day of the Fiscal Month immediately prior to the termination, minus (b) the Net Book Value of the Company Liabilities as of the last day of the Fiscal Month immediately prior to the termination, and (ii) the Percentage Interest of the Terminating Party at the time the termination or (y) the Terminating Party’s book value of the Shares, whichever is higher, or (ii) purchase all of the other party’s Shares, at the price of (x) a sum equal to the product of (i) the difference of (a) the Net Book Value of the Company Assets as of the last day of the Fiscal Month immediately prior to the termination, minus (b) the Net Book Value of the Company Liabilities as of the last day of the Fiscal Month immediately prior to the termination, and (ii) the Percentage Interest of the other party at the time the termination or (y) the other party’s book value of the Shares, whichever is lower. At the closing of the purchase of the Shares under this Section 9.3(b), (i) the selling Shareholder shall transfer its remaining Interest in the Company to the purchasing Shareholder, free and clear of any liens or encumbrances, (ii) the purchasing Shareholder shall pay the price calculated in accordance with the above by wire transfer of cash and (iii) the selling Shareholder shall deliver to the purchasing Shareholder such instrument or instruments of conveyance as the purchasing Shareholder reasonably requests. The purchasing Shareholder agrees to apply for all applicable regulatory approvals or clearance within thirty (30) days after receipt of such notice from the Terminating Party. - The closing of the purchase of the Shares under this Section 9.3(b) shall take place on the date specified by the Terminating Party after all applicable regulatory approvals and clearances have been obtained.

ARTICLE 10.

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

10.1	Limitations

The Company may be dissolved, liquidated, and terminated only pursuant to the provisions of this Article 10, and the parties hereto do hereby irrevocably waive, to the extent permitted by Applicable Law, any and all other rights they may have to cause a dissolution, liquidation or termination of the Company or a sale or partition of any or all of the Company Assets in connection with such dissolution or liquidation.

10.2	Exclusive Causes

Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated (each a “Liquidating Event”), unless otherwise set forth in this Agreement:

(a)       the election of all of the Shareholders;

(b)      the order or judgment of competent Governmental Authority in accordance with the Act or other Applicable Law;

(c)       any Shareholder’s election, if the Company ceases operation for more than six (6) months due to Force Majeure;

(d)       the occurrence of any other event that, under the Act or other Applicable Law, makes it unlawful, impossible or impractical to carry on the Business of the Company;

(e)       the election by either Shareholder to dissolve and wind up the affairs of the Company upon (a) the occurrence of a bankruptcy of the Company, provided that the Shareholder making such election is not in default of any payment obligation to the Company or (b) the bankruptcy, dissolution or liquidation of a Shareholder, and further provided that, in either event, such election shall be made only after entry by the court presiding over the bankruptcy of an order granting relief from the automatic stay to make such election to the Shareholder making such election; or

(f)       the election by a Shareholder to dissolve and wind up the affairs of the Company if the other undergoes a Change in Control, which election such electing Shareholder shall make in the event it purchases the Shares of Change in Control Party pursuant to Section 7.4.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 10.2 shall be a dissolution in contravention of this Agreement.

10.3	Effect of Dissolution

The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution (or, if a corporate action of the Company is required by the Act, on the day such corporate action is duly taken), but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 10.5.1 or 11.1 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Shareholders, as such, shall continue to be governed by this Agreement.

10.4	Loss of the Company

In the event that the accumulated losses of the Company exceed one-third (1/3) of its net equity immediately after the completion of the Merger contemplated under the Merger Agreement, the amount of which is expected to be approximately NT$7,000,000,000, for a period of nine (9) months, the Shareholders shall discuss in good faith a plan to recover such losses (the “Recovery Plan”). If the Shareholders agree on the Recovery Plan, the Shareholders shall cooperate to carry out such measure(s). If the Shareholders do not agree on the Recovery Plan within ninety (90) days from the end of the aforementioned nine-month period (the “Recovery Discussion Period”), or, if applicable, the accumulated losses of the Company do not fall below one-third (1/3) of its net equity set forth above for a period of twelve (12) months after commencement of carrying out the agreed Recovery Plan (the “Recovery Plan Period”), a Shareholder whose Percentage Interests are less than fifty percent (50%) (the “Requesting Shareholder”) may request, by giving a written notice (the “Dissolution Notice”) within thirty (30) days (“Dissolution Notice Period”) after the expiration of the Recovery Discussion Period or the Recovery Plan Period, as applicable, the other party to agree to dissolve and liquidate the Company via a shareholder meeting conducted within ninety (90) days after receipt of such written notice. In the event that the other party (the “Remaining Shareholder”) does not agree to dissolve and liquidate the Company for any reason, the Requesting Shareholder may exercise a put option to sell all of its Shares to the Remaining Shareholder at the price equal to the Minority Closing Price by delivering a six-month prior written notice before the closing of such sale in accordance with the option procedures set forth in Sections 7.3.2 and 7.3.3.

10.5	Liquidation

10.5.1    Upon dissolution of the Company, the Board of Directors (or other Person(s) designated by a decree of court) shall act as the “Liquidators” of the Company. The Liquidators shall liquidate the Company Assets, and shall apply and distribute the proceeds thereof as follows unless otherwise provided by the Applicable Law:

(a)       first, to (i) the payment of the obligations of the Company to third parties, including, but not limited to and on a pari passu basis, taxes, debts, lease and other payments to Persons other than Shareholders or their Affiliates; (ii) the expenses of liquidation; and (iii) the setting up of any reserves for contingencies, debts or liabilities to Persons other than the Shareholders or their Affiliates, whether the whereabouts of the creditor is known or unknown, which the Board of Directors may consider necessary;

(b)      thereafter, amounts due to either Shareholder or their respective Affiliates (other than a Company Entity) pursuant to the relevant agreements entered into by them with the Company; and

(c)       thereafter, to the Shareholders in proportion to their Percentage Interests.

10.5.2    Notwithstanding Section 10.5.1 of this Agreement, in the event that the Board of Directors determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Shareholders, the Board of Directors, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or, subject to Section 11.4, distribute the Company Assets to the Shareholders in kind (in accordance with the Applicable Law).

10.6	Dissolution

Where the Requesting Shareholder is entitled to give the Dissolution Notice according to Section 10.4 but it does not give the Dissolution Notice within the Dissolution Notice Period, and the Remaining Shareholder thereafter desires to dissolve and liquidate the Company and notifies the Requesting Shareholder of the same within ninety (90) days from the expiration of the Dissolution Notice Period, the Requesting Shareholder shall agree to the Remaining Shareholder’s proposal to dissolve and liquidate the Company in accordance with Section 10.5 and shall take all relevant actions to achieve such purpose.

ARTICLE 11.

DISTRIBUTIONS

11.1	Use of Cash

Subject to applicable legal and contractual restrictions and to Section 11.2 and Article 10, Company cash will be treated as follows (in the following order of priority):

(a)       First, cash will be retained in the Company in an amount sufficient to fund the Company’s operations. Such amount will take into consideration other payments to third parties and payments of amounts due to either Shareholder or their respective Affiliates pursuant to the relevant agreements entered into by them with the Company; and

(b) Second, subject to the approval of the Board of Directors any excess cash remaining will be distributed to Shareholders pro rata based on their Percentage Interests at the time of such distribution in accordance with the Articles of Incorporation of the Company and the Act or any distribution of the legal reserve or capital reserve under the Act.

11.2	Distributions Upon Liquidation

Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 10 hereof.

11.3	Withholding

The Company may withhold amounts in respect of allocations or distributions if it is required to do so by any Applicable Law, and each Shareholder hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Shareholder such amount of federal, state, local or foreign taxes that the chief finance officer of the Company determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Shareholder pursuant to this Agreement, provided that the Company shall provide a Shareholder with ten (10) Business Days advance written notice of the amount of any withholding to be made in respect of allocations or distributions to such Shareholder (or any Affiliate of such Shareholder) which notice shall demonstrate the calculation thereof. Any amounts withheld pursuant to this Section 11.3 shall be treated as having been distributed to such Shareholder. Each Shareholder will from time to time provide such other forms or documents as may reasonably be required in order to establish the status of such Shareholder for purposes of the tax laws of any applicable jurisdiction. Each Shareholder agrees to indemnify and hold harmless the Company from any liability imposed on the Company for any action taken by the Company in reliance upon such representation of tax withholding status. A Shareholder’s obligations hereunder shall survive the dissolution, liquidation or winding up of the Company. If a Governmental Authority asserts in writing to any Person that the Company failed to withhold Tax at the time and/or in the amounts required by Applicable Laws in respect of a Shareholder and/or its Affiliates, then such Shareholder and/or its Affiliates, as applicable, shall promptly upon receipt of a copy of such writing accompanied by a written notice from the Company specifying that a payment is required pursuant to this Section 11.3 pay to such Governmental Authority an amount in full satisfaction of the amount of Taxes so asserted by such Governmental Authority. If such Shareholder and its Affiliates do not promptly pay such amount to such Governmental Authority, then, unless such Shareholder provides satisfactory written evidence of settlement in full of the matter asserted by the Governmental Authority, the Company shall withhold such amount from the next distribution(s) to such Shareholder, shall promptly pay such withheld amounts over to such Governmental Authority in payment of such asserted liability for Taxes and shall treat the amounts so withheld and paid over as actually distributed to such Shareholder.

11.4	Distributions in Kind

Subject to Section 11.1, no right is given to any Shareholder to demand or receive any distribution of property other than cash as provided in this Agreement. Upon a vote of the Board of Directors and a Supermajority Vote of Shareholders, the Board of Directors may determine (subject to the approval of the Supermajority Vote of Shareholders) to make a distribution in kind of Company Assets to the Shareholders, and such Company Assets shall be distributed in such fashion as to ensure that the fair market value thereof (as determined by the Board of Directors and approved by the Supermajority Vote of Shareholders) is distributed, and any items of gain or loss resulting from such distribution are allocated, in accordance with this Article 11 and Applicable Laws .

11.5	Limitations on Distributions

Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board of Directors, on behalf of the Company, shall be required to or shall knowingly make a distribution to any Shareholder or the holder of any Economic Interest on account of its Shares in the Company (as applicable) in violation of the Act or other Applicable Law.

ARTICLE 12.

MISCELLANEOUS

12.1	Amendments

Any provision of this Agreement may be amended if, and only if, such amendment is in writing and is duly executed by each Shareholder, provided however this Agreement will be amended to allow Photronics to implement an Accounting Amendment in accordance with Section 1.6,. Upon the making of any amendment to this Agreement in accordance with the previous sentence, the Board of Directors shall prepare and file such documents and certificates as may be required under the Act and under any other Applicable Law.

12.2	No Waiver

Any provision of this Agreement may be waived if, and only if, such waiver is in writing and is duly executed by the party against whom the waiver is to be enforced. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial waiver or exercise thereof preclude the enforcement of any other right, power or privilege nor deemed to extend to any prior or subsequent default, breach or occurrence or affect, in any way, any rights arising by such prior or subsequent default, breach or occurrence.

12.3	Entire Agreement

This Agreement, together with the Schedules and other documents referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral and written, and all contemporaneous oral, agreements or understandings pertaining thereto including the Memorandum of Understanding dated April 2, 2013 between Photronics and DNP. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein and in the Schedules and other documents referred to herein and therein.

12.4	Further Assurances

Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary or advisable to effectively carry out the purposes of this Agreement.

12.5	Notices

Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile and followed up by delivery by overnight carrier under Clause (d) below; (c) ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications will be sent to the addresses, email account or facsimile number listed on Schedule C (or to such other address, email account or facsimile number as may be designated by a party giving written notice to the other parties pursuant to this Section 12.5).

12.6	Governing Law

All questions concerning the construction, interpretation and validity of this Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the laws of Taiwan (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

12.7	Construction; Interpretation

12.7.l Certain Terms. The words “hereof,” “herein,” “hereto,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” or “includes” is not limited and means “including, or includes, without limitation.”

12.7.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.7.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

12.7.4. Presumptions. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

12.8	Rights and Remedies Cumulative

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.9	No Assignment; Binding Effect

Except as otherwise expressly provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder to any third party, whether by assignment, transfer, Change in Control or other means, without the prior written consent of each other party. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Shareholders, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company.

12.10	Severability

If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the parties’ intent in entering into this Agreement.

12.11	Counterparts

This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies or PDF file bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.

12.12	Dispute Resolution; Arbitration

The parties hereby agree that any and all claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance, enforcement, breach, termination or validity of this Agreement, shall be first raised in writing to the senior executive officers of each of the parties for discussion and attempt at resolution in good faith among such senior executive officers. If within thirty (30) days (or such  shorter time if emergency or exigent circumstances exist) of first raising the issue to the senior executive officers, the parties are unable to reach a mutually agreed resolution, then the parties hereby agree that such claims, disputes or controversies shall be resolved by a binding arbitration, to be held in Taipei at the ROC Arbitration Association (“Association”), under the ROC Arbitration Law and the Arbitration Rules of the ROC Arbitration Association . Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. The arbitrator shall render its final award within six (6) months, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with such arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. To the extent not amended or overturned by appeal to a court of competent jurisdiction pursuant to the Arbitration Law of Taiwan, the decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. The parties agree that the arbitration proceedings and decisions shall be kept confidential and that any information or documents, including any pleadings or submissions exchanged or produced in such arbitration (including, but not limited to briefs, or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitrator, the Association, the parties, their counsel and any Person necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings or otherwise permitted under Section 9.1 of Framework Agreement. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any action brought for enforcement of such arbitration clause or any award resulting from arbitration pursuant to this Section 12.12 or any defense of inconvenient forum for the maintenance of any such action. Each of the parties hereto agrees that an arbitration award in any such action may be enforced in other jurisdictions by suit on the arbitration award or in any other manner provided by Applicable Law. The parties agree that the arbitration proceeding described in this Section 12.12 is the sole and exclusive manner in which the parties may resolve disputes arising out of or in connection with this Agreement; provided that the parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court having jurisdiction over any of the parties to this Agreement for the limited purpose of obtaining temporary and provisional or injunctive relief necessary solely to preserve the status quo or otherwise to prevent irreparable harm to a party pending the outcome of arbitration. The parties agree that all arbitration proceeding described in this Section 12.12 shall be conducted in English with English speaking lawyer(s) and arbitrator(s), and that the number of arbitrator(s) required at such proceeding shall be: (a) one (1) arbitrator in the event that the disputed amount is less than NT$100,000,000, or (b) three (3) arbitrators in the event that the disputed amount is equal to or greater than NT$100,000,000.

12.13	Third-Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any third-party creditor of any Shareholder. This Agreement is- not intended to confer any rights or remedies hereunder upon, and shall--not be enforceable by, any Person other than the parties hereto, their respective successors and permitted assigns and, solely with respect to the provision of Section 5.13, each Indemnitee and each other indemnified Person addressed therein.

12.14	Specific Performance

The parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for an granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that a party may have under this Agreement in accordance with Applicable Laws.

12.15	Consequential Damages

No party shall be liable to any other party under any legal theory for indirect, special, incidental, consequential or punitive damages, or any damages for loss of profits, revenue or business or damage to reputation or goodwill, even if such party has been advised of the possibility of such damages (it being understood that consequential damages arising from the breach of the confidentiality restrictions set forth in Section 5.16 shall not be considered to fall within any such category of damages).

12.16	Fees and Expenses

Except as otherwise expressly provided in this Agreement and to the extent that the Company pay fees and expenses of the Shareholders, each party hereto shall bear its own fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the legal, accounting and due diligence fees, costs and expenses incurred by such party.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SHAREHOLDERS

PHOTRONICS, INC.

By:	/s/ Constantine Macricostas
Name:	Constantine Macricostas
Title:	Chairman and Chief Executive Officer
11/20/13

DAI NIPPON PRINTING CO., LTD.

By:	/s/ Koichi Takanami
Name:	Koichi Takanami
Title:	Executive Vice President
11/20/2013

JV Operating Agreement Signature Page

SCHEDULES A-l and A-2

List of Transaction Documents

SCHEDULE A-l

Framework Agreement

Outsourcing Agreement

License Agreement by and between Photronics and the Company

License Agreement by and between DNP and the Company

SCHEDULE A-2

Merger Agreement

SCHEDULE B

Overseas Customers

Overseas Customers of DPTT

United Microelectronics Corporation (Singapore Branch)

Global Foundries Singapore Pte. Ltd.

Hejian Technology (Suzhou) Co., Ltd.

Shanghai Hua Hong Grace Semiconductor Manufacturing Corp.

Wuhan Xinxin Semiconductor Manufacturing Corporation

Texas Instruments Semiconductor Manufacturing (Chengdu) Co., Ltd.

Semiconductor Manufacturing International (Beijing) Corporation

Semiconductor Manufacturing International (Shanghai) Corporation

Sinochip Semiconductors Co., Ltd

Dai Nippon Printing Co., Ltd.

DNP America, LLC

Overseas Customers of PSMC

PHOTRONICS - NEUCHATEL

ABB SWITZERLAND LTD

ARK PIONEER MICROELECTRONICS(SHENZH

VeriSilicon (Hong Kong) Limited

CHIPMOS TECHNOLOGY (SHANG HAI) LTD

NEW VISION MICROELECTRONICS

SHANGHAI SICOMM RF TECHNOLOGY INC HANGZHOU GUOXIN SCIENCE AND TECHNOL

HE JIAN TECHNOLOGY (SUZHOU) CO LTD.

SHANGHAI MICROELECTRONICS EQUIPMENT CHIPMORE TECHNOLOGY CORPORATION LIM

ON BRIGHT ELECTRONICS

WALES TECHNOLOGY INTERNATION LTD

EUREKA

JINGCHENG MICROELECTRONICS CO

ERALANE SEMICONDUCTOR

SONIX TECHNOLOGY CO LTD

Hangzhou Silergy Semiconductor Tech

APPOTECH LIMITED

MAINLAND TECHNOLOGY CO LTD

HUAYA MICROELECTRONICS

Skysilicon Co., Ltd.

CITRUS COM

XINTONG

FocalTech Systems

XIAN INNUOVO MICROELECTRONIC CO LTD

JINTEK

Shanghai Hua Hong Grace Semiconduct

MICROCOMP LIMITED

GENITOP RESEARCH CO LTD

Shanghai Hua Hong Grace Semiconduct

XIAN NATIONAL IC DESIGN

GO2SILICON (SHANGHAI) C LTD

BEKEN CORPORATION

BYD MICROELECTRONICS CO LTD

REAL CHIP MICROELECTRONICS (HK) CO

SHANGHAI MICROELECTRONICS EQUIPMENT

GREENASIA SEMICONDUCTOR CORP LTD

EIFFEL INTERNATIONAL COMPANY LIMITE

HANGZHOU LION MICROELECTRONICS CO L

JILIN FOSPIX TECHNOLOGIES LTD INC

XI'AN TOLL MICROELECTRONICS CO LTD

CSMC TECHNOLOGIES CORPORATION

SOUTHIC

Power Mos Microelectronics Limited

XUAN YAN ELECTRONICS LTD

SHENZEN CYT OPTO ELECTRONIC TECHNOL

SHENZHEN XIANGONG INTEGRATED CIRCUI

Wuxi Nengzhi Technology Co Ltd

SHENZHEN INDREAMCHIP ELECTRONIC TEC

TITAN MICRO ELECTRONICS CO LTD

DALIAN PINSEMI TECHNOLOGY CO LTD

SHENZHEN CHIPSEA TECHNOLOGIES CO LT

SHANGHAI HUAHONG ELECTRONICS IMPORT

TSMC CHINA COMPANY LIMITED

XD SEMICONDUCTOR INT'L GROUP (HK) L

GUANGZHOU ON-BRIGHT ELECTRONICS CO

ADVANCED SEMICONDUCTOR MFG CORP OF

SHENZHEN LXMICRO TECHNOLOGY CO LTD

SEMICONDUCTOR MANUFACTUNING INTERNA

FOUNDER MICROELECTRONICS INTERNATIO

SHENZHEN LII SEMICONDUCTOR DEVICES

YSPRING TECHNOLOGY CO LTD

ETA SOLUTIONS INC LIMITED

INTERNATIONAL ONIZUKA ELECTRONICS L

CHIPLINK SEMI

OPICORE TECHNOLOGY CO LIMITED

HANGZHOU SILAN MICROELECTRONICS CO

CHIPWING

VISA SEMICONDUCTOR LIMITED

HENG CHANG TONG

SUZHOU WINSEE MEDICAL ELECTRONICS C

CRMICRO

HONGKONG SOLIDIC TECHNOLOGY LIMITED

HOLTEK SEMICONDUCTORS (CHINA) INC

SEAWARD ELECTRONICS INC

CHINA RESOURCES MICROELECTRONICS LT

MESTAR TECHNOLOGY LIMITED

SHANGHAI HUAHONG ZEALCORE ELECTRONI

ABM INC ASIA PSCIFIC LIMITED

UNION SEMICONDUCTOR CORPORATION

NEWFIELD TECHNOLOGY CO LTD

WEL-TRY TECHNOLOGY CORP

GENESIS SYSTECH LIMITED

REHANDER TECHNOLOGY LIMITED

BEIJING SEMICOAST SCIENCE & TECHNOL

ADMTEK

PHOTRONICS MZD GMBH

PHOTRONICS UK LTD

PHOTRONICS WALES

EXCEL POWER TECHNOLOGY LIMITED

SINO WEALTH

SOLOMON SYSTECH LIMITED

PARADE TECHNOLOGIES INC

TOWER SEMICONDUCTOR LTD

SAIFUN SEMICONDUCTORS LTD.

APTINA IMAGING

UNITED MICROELECTRONICS CORP. (JAPA

RICOH COMPANY LTD

TOSHIBA CORPORATION

PHOTRONICS - JAPAN

TEXAS INSTRUMENTS JAPAN LTD

LAPIS SEMICONDUCTOR MIYAZAKI CO LTD

STEADY DESIGN LTD

ROHM CO LTD

SANYO SEMICONDUCTOR CO LTD

HYNIX SEMICONDUCTOR

TERACHIPS INC

PHOTRONICS PKL

AIMS

SILICONHARMONY

FORTEMEDIA, INC

SILTERRA MALAYSIA SDN BHD

M-MOS SEMICONDUCTOR SDN BHD

SPIREA

UNITED MICROELECTRONICS CORP. (UMC-

MEDIA TEK SINGAPORE PTE LTD

PHOTRONICS SINGAPORE PTE LTD

AFPD PTE LTD

Silicon Craft Technology Co., Ltd.

HAN WEN TECHNOLOGY CO LTD

SENSOR PLATFORMS

UNAXIS USA, INC.

ATMEL CORPORATION

ALTIERRE CORPORATION

INTELLON CORPORATION

ERIDE INC

LEADIS TECH

ON SEMICONDUCTOR

XILINX

CIRRUS LOGIC, INC.

MAXPOWER SEMICONDUCTOR

PHOTRONICS NCO

MOSYS INC

ADVANCED ANALOGIC TECHNOLOGIES, INC

PHOTRONICS BROOKFIELD

PHOTRONICS - ALLEN

ZILOG, INC.

PHOTRONICS - AUSTIN

PARAMA NETWORKS, INC.

ACCOUSTIC TECHNOLOGIES, INC.

PROGRAMMABLE SILICON SOLUTIONS

TRIDENT TECHNOLOGIES

SILICON WAVE, INC.

RISE TECHNOLOGY COMPANY

NEXFLASH TECHNOLOGIES, INC.

COMTECH AHA CORPORATION

MEDIA Q, INC.

TRIPATH TECHNOLOGY INC.

TRISCEND

JAALAA, INC.

GLOBALCAD INCORPORATED

MARVELL SEMICONDUCTOR, INC.

NVIDIA CORPORATION

MAXLINEAR, INC.

MEDIAWORKS INTEGRATED SYSTEMS, INC.

PHOTRONICS BOISE

INTERSIL CORP

SHOESTRING INTEGRATED CIRCUITS INC

SCHEDULE C

Shareholders and Percentage Interest
(as of completion of Merger)

Shareholder	Percentage Interest
Photronics	50.01%

DNP	49.99%

Addresses for Notices Purposes

Photronics, Inc. 15 Secor Road Brookfield, CT 06804 Attn: General Counsel Tel: 203-775-9000 Fax: 203-775-5601	Dai Nippon Printing Company, Ltd 1-1, Ichigaya Kagacho 1-chome Shinjuku-ku, Tokyo, Japan Attn: General Manager of Fine Electronics Operations Tel:+81-3-5225-8833 Fax:+81-3-5225-8899

SCHEDULE D

Majority Board Control Items

1.	Appoint Chairman

2.	Appoint General Manager

3.	Select, terminate or set compensation of Company management and employees

4.	Approve Annual Budget

5.	Approve budget for capital expenditures

6.	Change the operating policies of the Company

7.	Dispositions or acquisitions in the ordinary course of business

SCHEDULE E

Insurance Policies At Closing

1.	Property Insurance: Coverage for “all risk” property insurance, insuring against physical damage on a replacement basis for assets, and insuring against resultant business interruption from insured physical damage on an actual-loss sustained basis. The property insurance limit must equal full replacement value of all physical property and one year business interruption insurance.

2.	Property Insurance for Fixed Assets during installation (unique to Taiwan): Coverage for repair or replacement of capital equipment from the JV dock until installed

3.	Transit Insurance (Cargo Insurance): Coverage for repair or replacement of capital equipment purchased by the JV during transit up to the invoiced amount for the equipment.

4.      Liability Insurance:

●	Commercial general liability insurance, including but not limited to contractual liability, personal injury, completed operations, product liability and host liquor liability, coverage for bodily injury and property damage liability, with a limit of not less than $1 million for each loss occurrence and not less than $2 million in annual aggregate coverage.

●	Automobile liability coverage for bodily injury and property damage liability with a limit of not less than $1 million for each loss occurrence and not less than $1 million in annual aggregate coverage, for owned, hired, and non-owned automobiles.

●	Umbrella insurance - Company will be included in Photronics Inc. global policy; current amount of $20 million per occurrence or in the aggregate.

3.	Workers Compensation & Employers Liability: As required by the Country of Taiwan

4.	Directors & Officers Liability Coverage: the Company’s Board of Directors will be included in Photronics Inc. global policy.

5.	Fiduciary Liability Coverage: Company will be included in Photronics Inc. global policy.

6.	Employers Practices Liability Coverage: Company will be included in Photronics Inc. global policy.

7.	Crime Coverage: Company will be included in Photronics Inc. global policy.

SCHEDULE F

List of Actions Requiring A Supermajority Vote of Shareholders

The following actions of the Company also require a Supermajority Vote of Shareholders:

(a)                make any alteration or amendment of the Articles of Incorporation of the Company, other than in respect of an amendment to increase the authorized capital of the Company by an aggregate amount up to the Capex Threshold as defined in Schedule G;

(b)               effect a change of the business scope of the Company;

(c)                sell, license or otherwise dispose of all or substantially all of the undertaking, goodwill or the assets of the Company, or sell, license or otherwise dispose of 50% or more of the undertaking, goodwill or the assets of the Company in any given year;

(d)               approve any actions by Director(s) which competes with the Company;

(e)                pass any resolution for the winding up or dissolution or liquidation of the Company or apply for the appointment of a receiver, manager or judicial manager or like officer; and

(f)                subject to the exception set forth in clause (a) above, any other matters requiring resolution at the meetings of the Shareholders of the Company under the Applicable Law in Taiwan other than an ordinary resolution of the Shareholders set forth in Article 174 of the Act.

SCHEDULE G

List of Actions Requiring A Supermajority Vote of Directors

The following actions of the Company also require a Supermajority Vote of Directors:

(a)                 make any alteration or amendment to the Articles of Incorporation of the Company, other than in respect of an amendment to increase the authorized capital of the Company by an aggregate amount up to the Capex Threshold as defined below;

(b)                  effect a change of the business scope of the Company;

(c)                  sell, license or otherwise dispose of all or substantially all of the undertaking, goodwill or the assets of the Company, or sell, license or otherwise dispose of 50% or more of the undertaking, goodwill or the assets of the Company in any given year;

(d)                 an annual cash investment greater than the higher of fifty percent (50%) of the Company's net assets or NT$3,000,000,000 (the “Capex Threshold”);

(e)                 approve any action(s) by Director(s) which competes with the Company;

(f)                  pass any resolution for the winding up or dissolution or liquidation of the Company or apply for the appointment of a receiver, manager or judicial manager or like officer; and

(g)                 Subject to the exception set forth in clause (a) above, and other than (1) capital increases and (2) the election of the Chairman of the Board, any other matters requiring resolution at the meetings of the Board of Directors of the Company under the Applicable Law in Taiwan other than an ordinary resolution of the board of directors set forth in Article 206 of the Act.

SCHEDULE H

Initial Business Plan

PHOTRONICS, INC
FORECASTED INCOME STATEMENTS (UNAUDITED)
(in thousands NT$)
JV Consolidated

Oct 23, 2013 7:41 PM EST

Description	Q2-14	Q3-14	Q4-14	2014	Q1-15	Q2-15	Q3-15	Q4-15	2015
Sales Manufactured in Japan	274,750	194,750	50,000	519,500	50,000	45,744	45,744	45,744	187,231
Other Sales	1,045,270	1,205,612	1,433,782	3,684,663	1,427,478	1,374,954	1,404,554	1,434,154	5,641,139
Net Sales	1,320,020	1,400,362	1,483,782	4,204,163	1,477,478	1,420,698	1,450,298	1,479,898	5,828,370
Materials $	309,254	332,240	390,476	1,031,969	355,340	324,061	328,885	348,421	1,356,708
COGS Sal & Benefts $	100,565	100,873	91,060	292,498	90,660	89,440	90,537	86,431	357,069
Equipment Costs $	333,118	360,029	381,243	1,074,390	386,493	412,252	412,322	423,188	1,634,255
Other COGS $	257,827	215,861	128,873	602,561	114,902	120,414	116,131	115,135	466,582
Cost of goods sold	1,000,764	1,009,003	991,651	3,001,418	947,396	946,166	947,876	973,175	3,814,614
Gross margin (loss)	319,256	391,359	492,131	1,202,745	530,082	474,531	502,422	506,722	2,013,757
Selling, general & administrative	61,651	50,949	51,379	163,979	49,896	47,406	47,675	46,702	191,679
R&D expenses	37,006	37,090	37,175	111,271	37,259	29,116	26,152	26,150	118,677
Operating Income	220,599	303,319	403,577	927,494	442,926	398,009	428,594	433,871	1,703,401
Int. exp.	(4,611)	(6,646)	(6,320)	(17,577)	(5,990)	(5,659)	(5,325)	(4,988)	(21,962)
lnt. inc. and other inc. (exp.)	1,332	1,332	1,332	3,996	1,332	1,332	1,332	1,332	5,328
Intercompany inc (exp)	(10,745)	(10,745)	(10,745)	(32,234)	(10,745)	(10,745)	(10,745)	(10,745)	(42,979)
Inc. before taxes and minority int.	206,575	287,260	387,844	881,679	427,523	382,938	413,857	419,470	1,643,787
Provision for income taxes	52,263	72,677	98,125	223,065	108,163	96,883	104,706	106,126	415,878
Income before minority int.	154,311	214,583	289,720	658,614	319,359	286,055	309,151	313,344	1,227,909
Minority interest	-	-	-	-	-	-	-	-	-
Net Income	154,311	214,583	289,720	658,614	319,359	286,055	309,151	313,344	1,227,909

Depn & Amort	230,656	247,430	275,294	753,380	264,075	275,915	276,655	278,964	1,095,610
Total Technology License Charge Above	1,767	3,367	6,702	11,837	7,156	7,368	7,368	7,368	29,261
Total Labor and Benefits	131,229	131,621	132,016	394,866	132,412	130,571	130,971	131,373	525,327
All other non-material operating expenses	426,515	382,384	275,718	1,084,616	275,568	284,774	277,824	279,900	1,118,065
EBITDA	440,510	540,004	668,125	1,648,640	696,256	663,180	694,505	702,090	2,756,031

Benchmarks Calculated from Information Above
Gross margin %	24.2%	27.9%	33.2%	24.5%	35.9%	33.4%	34.6%	34.2%	34.6%
SG&A %	4.7%	3.6%	3.5%	4.1%	3.4%	3.3%	3.3%	3.2%	3.3%
R&D%	2.8%	2.6%	2.5%	2.6%	2.5%	2.0%	1.8%	1.8%	2.0%
Operating Income %	16.7%	21.7%	27.2%	17.7%	30.0%	28.0%	29.6%	29.3%	29.2%
Pretax income %	15.6%	20.5%	26.1%	16.6%	28.9%	27.0%	28.5%	28.3%	28.2%
Tax rate	25.3%	25.3%	25.3%	26.8%	25.3%	25.3%	25.3%	25.3%	25.3%
Net Income %	11.7%	15.3%	19.5%	12.2%	21.6%	20.1%	21.3%	21.2%	21.1%
Materials %	29.6%	27.6%	27.2%	28.7%	24.9%	23.6%	23.4%	24.3%	24.1%
Depn & Amort. %	17.5%	17.7%	18.6%	18.8%	17.9%	19 4%	19.1%	18.9%	18.8%
Total Tecnology License Charge Above %	0.1%	0.2%	0.5%	0.2%	0.5%	0.5%	0.5%	0.5%	0.5%
Total Labor and Benefits %	9.9%	9.4%	8.9%	9.5%	9.0%	9.2%	9.0%	8.9%	9.0%
All other operating expenses %	32.3%	27.3%	18.6%	29.2%	18.7%	20.0%	19.2%	18.9%	19.2%

PHOTRONICS, INC

FORECASTED BALANCE SHEETS (UNAUDITED)

(in thousands NT$)

JV Consolidated

Oct 23, 2013 7:41 PM EST

Description	Q1-14	Q2-14	Q3-14	Q4-14	2014	Q1-15	Q2-15	Q3-15	Q4-15	2015
Cash and cash equivalents	863,107	939,191	596,104	754,328	754,328	513,774	992,633	1,192,886	1,596,309	1,596,309
Short-term investments	-	-	-	-	-	-	-	-	-	-
Accounts receivable	1,516,093	1,481,355	1,557,339	1,581,783	1,581,783	1,718,997	1,626,735	1,706,491	1,770,295	1,770,295
Inventories	152,423	129,131	148,290	166,363	166,363	169,394	151,717	153,578	155,212	155,212
Other current assets	363,276	331,095	281,760	196,297	196,297	155,484	156,632	157,795	158,972	158,972
Total current assets	2,894,899	2,880,772	2,583,492	2,698,772	2,698,772	2,557,649	2,927,717	3,210,750	3,680,788	3,680,788
PP&E, net	4,996,640	6,168,313	6,872,217	6,778,163	6,778,163	7,260,674	7,010,008	6,743,053	6,511,627	6,511,627
Intangible assets, net	5,890	5,062	4,233	3,404	3,404	2,575	1,746	918	-	-
Investments	-	-	-	-	-	-	-	-	-	-
Other assets	75,483	75,483	75,483	75,483	75,483	63,407	25,785	46,239	86,672	86,672
Intercompany	(41,063)	(41,063)	(41,063)	(41,063)	(41,063)	(41,063)	(41,063)	(41,063)	(41,063)	(41,063)
	7,931,850	9,088,567	9,494,362	9,514,760	9,514,760	9,843,242	9,924,193	9,959,896	10,238,024	10,238,024
Liabilities and Equity
Current liabilities:
Current portion LTD	-	160,943	162,153	163,372	163,372	164,601	165,838	167,085	168,341	168,341
Accounts payable	837,914	803,664	775,685	673,523	673,523	672,765	649,338	653,967	659,188	659,188
Accrued Cap ex	27,587	169,490	427,306	324,150	324,150	374,322	245,118	6,681	6,681	6,681
Other current liabilities	274,366	268,472	273,303	253,082	253,082	256,903	248,874	254,011	258,688	258,688
Total current liabilities	1,139,868	1,402,569	1,638,446	1,414,127	1,414,127	1,468,590	1,309,168	1,081,745	1,092,899	1,092,899
Long-term debt	-	739,707	695,041	650,039	650,039	604,698	559,017	512,992	466,622	466,622
Other debt	-	-	-	-	-	-	-	-	-	-
Deferred income taxes	9	9	9	9	9	9	9	9	9	9
Other liabilities	47,547	47,547	47,547	47,547	47,547	47,547	47,547	47,547	47,547	47,547
Total liabilities	1,187,423	2,189,831	2,381,043	2,111,721	2,111,721	2,120,844	1,915,740	1,642,293	1,607,076	1,607,076
Minority interest	-	-	-	-	-	-	-	-	-	-
Shareholders’ equity:
Common stock	6,744,420	6,744,427	6,744,427	6,744,427	6,744,427	6,744,427	6,744,427	6,744,427	6,744,427	6,744,427
Additional paid-in capital	-	-	-	-	-	-	-	-	-	-
Retained earnings, begin	-	-	-	-	-	631,176	631,176	631,176	631,176	631,176
Current year net income	-	154,311	368,894	658,614	658,614	346,797	632,852	942,003	1,255,347	1,255,347
Other comprehensive loss	-	-	-	-	-	-	-	-	-	-
Total shareholders’ equity	6,744,420	6,898,738	7,113,321	7,403,040	7,403,040	7,722,400	8,008,454	8,317,605	8,630,950	8,630,950
	7,931,844	9,088,569	9,494,364	9,514,762	9,514,762	9,843,244	9,924,195	9,959,898	10,238,025	10,238,025

Other Information- Formula Driven
DSO	97	101	100	96	96	105	103	106	108	108
Turns	32	31	27	24	24	22	25	25	25	25
A/P as% of total costs	16%	18%	18%	16%	16%	16%	16%	16%	16%	16%
Accrued expenses as a% of all costs	5%	6%	6%	6%	6%	6%	6%	6%	6%	6%
Working Capital (Current Assets-Current Liabilities+-lntercompany)	1,713,969	1,437,140	903,982	1,243,582	1,243,582	1,047,996	1,577,486	2,087,942	2,546,826	2,546,826

PHOTRONICS, INC

FORE CASTED CASH FLOWS (UNAUDITED)

(in thousands NT$)

JV Consolidated

Oct 23, 2023 7:41 PM EST

Description	Q2-14	Q3-14	Q4-14	2014	Q1-15	Q2-15	Q3-15	Q4-15	2015
Cash from operations:	-	-	-	-	-	-	-	-	-
Net Income	154,311	214,583	289,720	658,614	319,359	286,055	309,151	313,344	1,227,909
Depreciation	229,827	246,601	274,465	750,893	263,246	275,086	275,826	278,046	1,092,206
Intangible amort	829	829	829	2,483	829	829	829	918	3,404
Deferred taxes	33,330	50,498	86,639	170,466	49,402	37,622	(20,454)	(40,434)	26,137
Gain on sale of invest.	-	-	-	-	-	-	-	-	-
Other non cash income items	-	-	-	-	-	-	-	-	-
Accounts receivable	34,738	(75,984)	(24,444)	(65,690)	(137,213)	92,262	(79,756)	(63,804)	(188,512)
Inventories	23,292	(19,159)	(18,073)	(13,940)	(3,031)	17,678	(1,861)	(1,634)	11,151
Other current assets	(1,148)	(1,163)	(1,177)	(3,488)	3,488	(1,148)	(1,163)	(1,177)	(0)
Intercompany	-	-	-	-	-	-	-	-	-
A/P & accrued liabilities	(40,144)	(23,148)	(122,383)	(185,675)	3,063	(31,456)	9,766	9,898	(8,729)
Net cash provided by operations	435,035	393,058	485,575	1,313,667	499,143	676,926	492,339	495,157	2,163,565
Acquisitions	-	-	-	-	-	-	-	-	-
Cap-ex	(330,158)	(692,689)	(283,567)	(1,306,415)	(695,585)	(153,624)	(247,308)	(46,620)	(1,143,137)
Change in short-term investments	-	-	-	-	-	-	-	-	-
Proceeds from sale of investments	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-
Net Cash used in investing activities	(330,158)	(692,689)	(283,567)	(1,306,415)	(695,585)	(153,624)	(247,308)	(463,620)	(1,143,137)
Convertible debt	-	-	-	-	-	-	-	-	-
Other debt borrowings	-	-	-	-	-	-	-	-	-
Repayment of long-term debt	-	-	-	-	-	-	-	-	-
Intercompany net borrowings	(28,790)	(43,456)	(43,783)	(116,029)	(44,112)	(44,444)	(44,778)	(45,114)	(178,448)
Contributed Capital	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-
Cash provided (used) by financing	(28,790)	(43,456)	(43,783)	(116,029)	(44,112)	(44,444)	(44,778)	(45,114)	(178,448)
Effect of FX changes on cash flows	-	-	-	-	-	-	-	-	-
Net incr (decr) in cash and investments	76,086	(343,087)	158,224	(108,777)	(240,554)	478,859	200,253	403,422	841,980
Cash beginning balance	863,107	939,193	596,106	863,107	754,330	513,776	992,635	1,192,888	754,330
Cash ending balance	939,193	596,106	754,330	754,330	513,776	992,635	1,192,888	1,596,310	1,596,310

SCHEDULE I

  Form of Articles of Incorporation

English Translation

ARTICLES OF INCORPORATION

Chapter I.   General provisions

Article 1.	The Company shall be named (Photronics DNP Mask Corporation) and be incorporated as a Company Limited by Shares in accordance with the Company Act of the Republic of China (the “Act”).
Article 2.

The scope of business of the Company shall be as follows:

(1)   Research, development, design, production and distribution of (a) the photomasks used in the manufacturing process of semiconductors, including PSM, OPC masks and general photomasks; and (b) photomasks used for LCD and photoelectronic products using conventional 6 inch mask substrates and smaller and are pre-existing products of the Company.

(2)    Technical consulting service in the fields of data conversion of integrated circuits design and production process.

(3)    International Trade.

Article 3.	The head office of the Company shall be located in Hsinchu Science-based Industrial Park. The Board of Directors may decide on the establishment of branch offices within or outside the territory of the Republic of China.

Article 4.	Public notices to be given by the Company pursuant to Article 28 of the Act shall be made in conspicuous sections of local daily newspapers circulated in the location of the Company’s head office.

Chapter II. Shares

Article 5.	The authorized capital of the Company is NT$[ ● ] [Note: this amount would be the same as the amount set forth in Article 1.2(c) and Item 1 of Schedule II of the Merger Agreement, which should be the aggregate of the paid-in capital of the Company immediately after the Closing] which is divided into [ ● ] shares with a par value of NT$10 per share. The Board of Directors is authorized to issue the shares in installments.

Article 6.	Deleted.

SCHEDULE J

Competitors

HOYA CORPORATION

TOPPAN PRINTING CO., LTD.

The Advanced Mask Technology Center GmbH Co. KG

Taiwan Mask Corp.

Compugraphics USA, Inc.

and their respective Affiliates